                                                                    EXHIBIT 99.3


                        CONSOLIDATED FINANCIAL STATEMENTS
                            OF TEPPCO PARTNERS, L.P.

             INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE




                                                                                                            PAGE
Financial Statements:

     Independent Auditors' Report....................................................................        F-2

     Consolidated Balance Sheets as of December 31, 2002 and 2001....................................        F-3

     Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000..........        F-4

     Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000......        F-5

     Consolidated Statements of Partners' Capital for the years ended December 31, 2002,

        2001 and 2000................................................................................        F-6

    Notes to Consolidated Financial Statements.......................................................        F-7

Supplemental Schedule:

     Independent Auditors' Report on Consolidated Financial Statement Schedule.......................        S-1

     Schedule II - Valuation and Qualifying Accounts and Reserves....................................        S-2

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
TEPPCO Partners, L.P.:

         We have audited the accompanying consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2002 and 2001, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TEPPCO Partners, L.P. as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

         As described in Note 2 to the consolidated financial statements, as of January 1, 2001, the Partnership changed its method of accounting for derivative instruments and hedging activities and, effective January 1, 2002, adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.




                                                        KPMG LLP




Houston, Texas
January 22, 2003, except as
   to Note 22, which is as of
   February 10, 2003

                              TEPPCO PARTNERS, L.P.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                               DECEMBER 31,
                                                                                     -------------------------------
                                                                                         2002             2001
                                                                                     -------------    --------------
                                     ASSETS
Current assets:
  Cash and cash equivalents................................................          $      30,968    $       25,479
  Accounts receivable, trade...............................................                276,450           221,541
  Accounts receivable, related party.......................................                  4,313             4,310
  Inventories..............................................................                 17,166            17,243
  Other....................................................................                 31,670            14,907
                                                                                     -------------    --------------
        Total current assets...............................................                360,567           283,480
                                                                                     -------------    --------------
Property, plant and equipment, at cost (Net of accumulated depreciation
  and amortization of $338,746 and $290,248)...............................              1,587,824         1,180,461
Equity investments.........................................................                284,705           292,224
Intangible assets..........................................................                465,374           251,487
Goodwill...................................................................                 16,944            16,669
Other assets...............................................................                 55,228            41,027
                                                                                     -------------    --------------
        Total assets.......................................................          $   2,770,642    $    2,065,348
                                                                                     =============    ==============

                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
    Notes payable..........................................................          $          --    $      360,000
  Accounts payable and accrued liabilities.................................                261,080           228,075
  Accounts payable, general partner........................................                  6,619            22,680
  Accrued interest.........................................................                 29,726            15,649
  Other accrued taxes......................................................                 11,260             8,888
  Other....................................................................                 58,098            33,550
                                                                                     -------------    --------------
        Total current liabilities..........................................                366,783           668,842
                                                                                     -------------    --------------
Senior Notes...............................................................                945,692           375,184
Other long-term debt.......................................................                432,000           340,658
Other liabilities and deferred credits.....................................                 30,962            31,853
Redeemable Class B Units held by related party.............................                103,363           105,630
Commitments and contingencies
Partners' capital:
  Accumulated other comprehensive loss.....................................                (20,055)          (20,324)
  General partner's interest...............................................                 12,770            13,190
  Limited partners' interests..............................................                899,127           550,315
                                                                                     -------------    --------------
        Total partners' capital............................................                891,842           543,181
                                                                                     -------------    --------------
        Total liabilities and partners' capital............................          $   2,770,642    $    2,065,348
                                                                                     =============    ==============

          See accompanying Notes to Consolidated Financial Statements.

                              TEPPCO PARTNERS, L.P.

                        CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)


                                                                                 YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------------
                                                                         2002              2001             2000
                                                                     ------------      ------------      ------------
Operating revenues:
  Sales of crude oil and petroleum products.......................   $  2,823,800      $  3,219,816      $  2,821,943
  Transportation - Refined products...............................        123,476           139,315           119,331
  Transportation - LPGs...........................................         74,577            77,823            73,896
  Transportation - Crude oil......................................         27,414            24,223            17,524
  Transportation - NGLs...........................................         38,870            20,702             7,009
  Gathering - Natural gas........................................          90,053             8,824                --
  Mont Belvieu operations.........................................         15,238            14,116            13,334
  Other...........................................................         48,735            51,594            34,904
                                                                     ------------      ------------      ------------
        Total operating revenues..................................      3,242,163         3,556,413         3,087,941
                                                                     ------------      ------------      ------------

Costs and expenses:
  Purchases of crude oil and petroleum products...................      2,772,328         3,172,805         2,793,643
  Operating, general and administrative...........................        158,753           135,253           104,918
  Operating fuel and power........................................         36,814            36,575            34,655
  Depreciation and amortization...................................         86,032            45,899            35,163
  Taxes - other than income taxes.................................         17,989            14,090            10,576
                                                                     ------------      ------------      ------------
        Total costs and expenses..................................      3,071,916         3,404,622         2,978,955
                                                                     ------------      ------------      ------------

        Operating income..........................................        170,247           151,791           108,986

Interest expense..................................................        (70,537)          (66,057)          (48,982)
Interest capitalized..............................................          4,345             4,000             4,559
Equity earnings...................................................         11,980            17,398            12,214
Other income - net................................................          1,827             2,799             1,388
                                                                     ------------      ------------      ------------
        Income before minority interest ..........................        117,862           109,931            78,165
Minority interest.................................................             --              (800)             (789)
                                                                     ------------      ------------      ------------
        Net income................................................   $    117,862      $    109,131      $     77,376
                                                                     ============      ============      ============

Net Income Allocation:
Limited Partner Unitholders.......................................         81,238            76,986            56,091
Class B Unitholder................................................          6,943             8,642             7,385
General Partner...................................................         29,681            23,503            13,900
                                                                     ------------      ------------      ------------
        Total net income allocated................................   $    117,862      $    109,131      $     77,376
                                                                     ============      ============      ============

Basic and diluted net income per Limited
  Partner and Class B Unit........................................   $       1.79      $       2.18      $       1.89
                                                                     ============      ============      ============

Weighted average Limited Partner and Class B
  Units outstanding...............................................         49,202            39,258            33,594


          See accompanying Notes to Consolidated Financial Statements.

                              TEPPCO PARTNERS, L.P.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                       YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------------
                                                                                  2002           2001           2000
                                                                               ----------     ----------     ----------
Cash flows from operating activities:
  Net income ..............................................................    $  117,862     $  109,131     $   77,376
  Adjustments to reconcile net income to cash provided by
  operating activities:
    Depreciation and amortization .........................................        86,032         45,899         35,163
    Earnings in equity investments, net of distributions ..................        18,401         14,377        (10,084)
    Non-cash portion of interest expense ..................................         4,916          4,053          2,218
    Decrease (increase) in accounts receivable ............................       (54,909)        81,190        (90,006)
    Decrease (increase) in inventories ....................................            77          7,541         (7,567)
    Decrease (increase) in other current assets ...........................       (16,263)        (8,082)         1,165
    Increase (decrease) in accounts payable and accrued expenses...........        73,294        (71,757)       106,662
    Other .................................................................         5,507        (13,204)        (6,882)
                                                                               ----------     ----------     ----------
         Net cash provided by operating activities ........................       234,917        169,148        108,045
                                                                               ----------     ----------     ----------

Cash flows from investing activities:
  Proceeds from the sale of assets ........................................         3,380          1,300             --
  Proceeds from cash investments ..........................................            --          4,236          3,475
  Purchases of cash investments ...........................................            --             --         (2,000)
  Purchase of ARCO assets .................................................            --        (11,000)      (322,640)
  Purchase of Val Verde Gathering System ..................................      (444,150)            --             --
  Purchase of Jonah Gas Gathering Company .................................        (7,319)      (359,834)            --
  Purchase of Chaparral NGL System ........................................      (132,372)            --             --
  Purchase of crude oil assets ............................................            --        (20,000)       (99,508)
  Investment in Centennial Pipeline LLC ...................................       (10,882)       (64,953)        (5,040)
  Capital expenditures ....................................................      (133,372)      (107,614)       (68,481)
                                                                               ----------     ----------     ----------
         Net cash used in investing activities ............................      (724,715)      (557,865)      (494,194)
                                                                               ----------     ----------     ----------

Cash flows from financing activities:
  Proceeds from term and revolving credit facilities ......................       675,000        546,148        552,000
  Repayments on term and revolving credit facilities ......................      (943,659)      (291,490)      (172,000)
  Issuance of Senior Notes ................................................       497,805             --             --
  Debt issuance costs .....................................................        (7,025)        (2,601)        (7,074)
  Proceeds from termination of interest rate swaps ........................        44,896             --             --
  Issuance of Limited Partner Units, net ..................................       372,506        234,660         88,158
  General partner's contributions .........................................         7,617          4,795          1,799
  Distributions paid ......................................................      (151,853)      (104,412)       (82,231)
                                                                               ----------     ----------     ----------
         Net cash provided by financing activities ........................       495,287        387,100        380,652
                                                                               ----------     ----------     ----------

Net increase (decrease) in cash and cash equivalents ......................         5,489         (1,617)        (5,497)

Cash and cash equivalents at beginning of period ..........................        25,479         27,096         32,593
                                                                               ----------     ----------     ----------
Cash and cash equivalents at end of period ................................    $   30,968     $   25,479     $   27,096
                                                                               ==========     ==========     ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
  Interest paid during the year (net of capitalized interest) .............    $   48,908     $   61,458     $   36,793


          See accompanying Notes to Consolidated Financial Statements.

                              TEPPCO PARTNERS, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                       (IN THOUSANDS, EXCEPT UNIT AMOUNTS)


                                                OUTSTANDING                                   ACCUMULATED
                                                  LIMITED       GENERAL         LIMITED          OTHER
                                                  PARTNER       PARTNER'S       PARTNERS'    COMPREHENSIVE
                                                   UNITS        INTEREST        INTERESTS         LOSS            TOTAL
                                                -----------    -----------     -----------   --------------    -----------
Partners' capital at December 31, 1999 .....     29,000,000    $       657     $   229,110     $        --     $   229,767
  Capital contributions ....................             --            890              --              --             890
  Issuance of Limited Partner Units, net ...      3,700,000             --          88,158              --          88,158
  2000 net income allocation ...............             --         13,900          56,091              --          69,991
  2000 cash distributions ..................             --        (13,623)        (59,943)             --         (73,566)
  Option exercises, net of Unit
      repurchases ..........................             --             --            (183)             --            (183)
                                                -----------    -----------     -----------     -----------     -----------

Partners' capital at December 31, 2000 .....     32,700,000          1,824         313,233              --         315,057
  Capital contributions ....................             --          4,795              --              --           4,795
  Issuance of Limited Partner Units, net ...      7,750,000             --         234,660              --         234,660
  Minority interest restructured ...........             --          4,598              --              --           4,598
  Cumulative effect of accounting change ...             --             --              --         (10,103)        (10,103)
  Net loss on cash flow hedges .............             --             --              --         (10,221)        (10,221)
  2001 net income allocation ...............             --         23,503          76,986              --         100,489
  2001 cash distributions ..................             --        (21,530)        (73,961)             --         (95,491)
  Option exercises, net of Unit
      repurchases ..........................             --             --            (603)             --            (603)
                                                -----------    -----------     -----------     -----------     -----------

Partners' capital at December 31, 2001 .....     40,450,000         13,190         550,315         (20,324)        543,181
  Capital contributions ....................             --          7,568              --              --           7,568
  Issuance of Limited Partner Units, net ...     13,260,000             --         370,108              --         370,108
  Net gain on cash flow hedges .............             --             --              --             269             269
  2002 net income allocation ...............             --         29,681          81,238              --         110,919
  2002 cash distributions ..................             --        (37,718)       (104,932)             --        (142,650)
  Issuance of Limited Partner Units upon
      exercise of options ..................         99,597             49           2,398              --           2,447
                                                -----------    -----------     -----------     -----------     -----------

Partners' capital at December 31, 2002 .....     53,809,597    $    12,770     $   899,127     $   (20,055)    $   891,842
                                                ===========    ===========     ===========     ===========     ===========


          See accompanying Notes to Consolidated Financial Statements.

                              TEPPCO PARTNERS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  PARTNERSHIP ORGANIZATION

         TEPPCO Partners, L.P. (the "Partnership"), a Delaware limited partnership, is a master limited partnership formed in March 1990. We operate through TE Products Pipeline Company, Limited Partnership ("TE Products"), TCTM, L.P. ("TCTM") and TEPPCO Midstream Companies, L.P. ("TEPPCO Midstream"). Collectively, TE Products, TCTM and TEPPCO Midstream are referred to as the "Operating Partnerships." Texas Eastern Products Pipeline Company, LLC (the "Company" or "General Partner"), a Delaware limited liability company, serves as our general partner and owns a 2% general partner interest in us. The General Partner is a wholly owned subsidiary of Duke Energy Field Services, LLC ("DEFS"), a joint venture between Duke Energy Corporation ("Duke Energy") and ConocoPhillips. Duke Energy holds an approximate 70% interest in DEFS, and ConocoPhillips holds the remaining 30%. The Company, as general partner, performs all management and operating functions required for us, except for the management and operations of certain of the TEPPCO Midstream assets that are managed by DEFS on our behalf. We reimburse the General Partner for all reasonable direct and indirect expenses incurred in managing us.

         As used in this Report, "we," "us," "our," and the "Partnership" means TEPPCO Partners, L.P. and, where the context requires, includes our subsidiaries.

         On July 26, 2001, the Company restructured its general partner ownership of the Operating Partnerships to cause them to be indirectly wholly owned by us. TEPPCO GP, Inc. ("TEPPCO GP"), our subsidiary, succeeded the Company as general partner of the Operating Partnerships. All remaining partner interests in the Operating Partnerships not already owned by us were transferred to us. In exchange for this contribution, the Company's interest as our general partner was increased to 2%. The increased percentage is the economic equivalent of the aggregate interest that the Company had prior to the restructuring through its combined interests in us and the Operating Partnerships. As a result, we hold a 99.999% limited partner interest in the Operating Partnerships and TEPPCO GP holds a 0.001% general partner interest. This reorganization was undertaken to simplify required financial reporting by the Operating Partnerships when the Operating Partnerships issue guarantees of our debt.

         At formation in 1990, we completed an initial public offering of 26,500,000 Units representing Limited Partner Interests ("Limited Partner Units") at $10.00 per Unit. In connection with our formation, the Company received 2,500,000 Deferred Participation Interests ("DPIs"). Effective April 1, 1994, the DPIs began participating in distributions of cash and allocations of profit and loss in a manner identical to Limited Partner Units and are treated as Limited Partner Units for purposes of this Report. These Limited Partner Units were assigned to Duke Energy when ownership of the Company was transferred from Duke Energy to DEFS in 2000. Pursuant to our Partnership Agreement, we have registered the resale by Duke Energy of such Limited Partner Units with the Securities and Exchange Commission. As of December 31, 2002, no such Limited Partner Units had been sold by Duke Energy.

         At December 31, 2002 and 2001, we had outstanding 53,809,597 and 40,450,000 Limited Partner Units and 3,916,547 and 3,916,547 Class B Limited Partner Units ("Class B Units"), respectively. All of the Class B Units were issued to Duke Energy in connection with an acquisition of assets initially acquired in the Upstream Segment in 1998. The Class B Units share in income and distributions on the same basis as the Limited Partner Units, but they are not listed on the New York Stock Exchange. The Class B Units may be converted into Limited Partner Units upon approval by the unitholders. We have the option to seek approval for the conversion of the Class B Units into Limited Partner Units; however, if the conversion is denied, Duke Energy, as holder of the Class B Units, will have the right to sell them to us at 95.5% of the 20-day average market closing price of the Limited Partner Units, as determined under our Partnership Agreement. As a result of this option, we have not included the Class B Units in partners' capital at December 31, 2002 and 2001. Collectively, the Limited Partner Units and Class B Units are referred to as "Units."

                              TEPPCO PARTNERS, L.P.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         We follow the following significant accounting policies in the preparation of our consolidated financial statements.


BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

         The financial statements include our accounts on a consolidated basis. The Company's 1% general partner interest in the Operating Partnerships, prior to July 26, 2001, is accounted for as a minority interest. We have eliminated all significant intercompany items in consolidation. We have reclassified certain amounts from prior periods to conform with the current presentation.


USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


ENVIRONMENTAL EXPENDITURES

         We accrue for environmental costs that relate to existing conditions caused by past operations. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. We monitor the balance of accrued undiscounted environmental liabilities on a regular basis. We record liabilities for environmental costs at a specific site when our liability for such costs, including direct internal and legal costs, is probable and a reasonable estimate of the associated costs can be made. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation alternatives available and the evolving nature of environmental laws and regulations.


BUSINESS SEGMENTS

         We operate and report in three business segments: transportation and storage of refined products, liquefied petroleum gases ("LPGs") and petrochemicals ("Downstream Segment"); gathering, transportation, marketing and storage of crude oil; and distribution of lubrication oils and specialty chemicals ("Upstream Segment"); and gathering of natural gas, fractionation of natural gas liquids ("NGLs") and transportation of NGLs ("Midstream Segment"). Our reportable segments offer different products and services and are managed separately because each requires different business strategies.

         Effective January 1, 2002, we realigned our three business segments to reflect our entry into the natural gas gathering business and the expanded scope of NGLs operations. We transferred the fractionation of NGLs, which was previously reflected as part of the Downstream Segment, to the Midstream Segment. The operation of NGL

                              TEPPCO PARTNERS, L.P.

pipelines, which was previously reflected as part of the Upstream Segment, was also transferred to the Midstream Segment. We have adjusted our period-to-period comparisons to conform with the current presentation.

         Our interstate transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission ("FERC"). Refined products, LPGs, petrochemicals, crude oil, NGLs and natural gas are referred to in this Report, collectively, as "petroleum products" or "products."


REVENUE RECOGNITION

         Our Downstream Segment revenues are earned from transportation and storage of refined products and LPGs, storage and short-haul transportation of LPGs at the Mont Belvieu complex, intrastate transportation of petrochemicals, sale of product inventory and other ancillary services. Transportation revenues are recognized as products are delivered to customers. Storage revenues are recognized upon receipt of products into storage and upon performance of storage services. Terminaling revenues are recognized as products are out-loaded. Revenues from the sale of product inventory are recognized when the products are sold.

         Our Upstream Segment revenues are earned from gathering, transportation, marketing and storage of crude oil, and distribution of lubrication oils and specialty chemicals principally in Oklahoma, Texas and the Rocky Mountain region. Revenues are also generated from trade documentation and pumpover services, primarily at Cushing, Oklahoma, and Midland, Texas (effective July 20, 2000). Revenues are accrued at the time title to the product sold transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser, and purchases are accrued at the time title to the product purchased transfers to our crude oil marketing company, TEPPCO Crude Oil, L.P., which typically occurs upon our receipt of the product. Revenues related to trade documentation and pumpover fees are recognized as services are completed.

         Except for crude oil purchased from time to time as inventory, our policy is to purchase only crude oil for which we have a market to sell and to structure sales contracts so that crude oil price fluctuations do not materially affect the margin received. As we purchase crude oil, we establish a margin by selling crude oil for physical delivery to third party users or by entering into a future delivery obligation. Through these transactions, we seek to maintain a position that is balanced between crude oil purchases and sales and future delivery obligations. However, certain basis risks (the risk that price relationships between delivery points, classes of products or delivery periods will change) cannot be completely hedged.

         Our Midstream Segment revenues are derived from the gathering of natural gas, fractionation of NGLs and transportation of NGLs. Gathering and transportation revenues are recognized as natural gas or NGLs are delivered to customers. Revenues are also earned from the sale of condensate liquid extracted from the natural gas stream to an Upstream marketing affiliate. Fractionation revenues are recognized ratably over the contract year as products are delivered to DEFS. We do not take title to the natural gas gathered, NGLs transported or NGLs fractionated, therefore, the results of our Midstream Segment are not directly affected by changes in the prices of natural gas or NGLs.


NATURAL GAS IMBALANCES

         Gas imbalances occur when gas producers (customers) deliver more or less actual natural gas gathering volumes to our gathering systems than they originally nominated. Actual deliveries are different from nominated volumes due to fluctuations in gas production at the wellhead. If the customers supply more natural gas gathering volumes than they nominated, the Val Verde Gathering System ("Val Verde") and the Jonah Gas Gathering System ("Jonah") record a payable for the amount due to customers and also record a receivable for the same amount due from connecting pipeline transporters or shippers. If the customers supply less natural gas gathering volumes than

                              TEPPCO PARTNERS, L.P.

they nominated, the Val Verde and the Jonah systems record a receivable reflecting the amount due from customers and a payable for the same amount due to connecting pipeline transporters or shippers.

         Quantities of natural gas over or under delivered related to imbalance agreements are recorded monthly using then current index prices. These imbalances are settled with cash or deliveries of natural gas. Gains are recorded when gas volumes owed (receivables) are settled by gas producers at a later date during a period of increasing prices, or if Val Verde and Jonah settle payables at later date during a period of falling prices. Losses are recorded if these processes are reversed.


USE OF DERIVATIVES

         We account for derivative financial instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Special accounting for derivatives qualifying as fair value hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS 133, is recognized immediately in earnings.

         We have utilized and expect to continue to utilize interest rate swap agreements to hedge a portion of our cash flow and fair value risks. Interest rate swap agreements are used to manage the fixed and floating interest rate mix of our total debt portfolio and overall cost of borrowing. The interest rate swap related to our cash flow risk is intended to reduce our exposure to increases in the benchmark interest rates underlying our variable rate revolving credit facility. The interest rate swaps related to our fair value risks are intended to reduce our exposure to changes in the fair value of our fixed rate Senior Notes. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional amount upon which the payments are based. The related amount payable to or receivable from counterparties is included as an adjustment to accrued interest.

         By using interest rate swap agreements to hedge exposures to changes in interest rates and the fair value of fixed rate Senior Notes, we are exposed to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, we do not possess credit risk. We minimize the credit risk in derivative instruments by entering into transactions with major financial institutions. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We manage market risk associated with interest rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that may be undertaken.

         We adopted SFAS 133 at January 1, 2001, which resulted in the recognition of approximately $10.1 million of derivative liabilities, $4.1 million of which were current liabilities and $6.0 million of which were noncurrent liabilities, and $10.1 million of hedging losses included in accumulated other comprehensive income, a component of partners' capital, as the cumulative effect of the change in accounting. The hedging losses included in accumulated other comprehensive loss are transferred to earnings as the forecasted transactions actually occur. Amounts determined as of January 1, 2001, were based on the market quote of our interest swap agreement in place at the time of adoption.

                              TEPPCO PARTNERS, L.P.

INVENTORIES

         Inventories consist primarily of petroleum products and crude oil which are valued at the lower of cost (weighted average cost method) or market. Our Downstream Segment acquires and disposes of various products under exchange agreements. Receivables and payables arising from these transactions are usually satisfied with products rather than cash. The net balances of exchange receivables and payables are valued at weighted average cost and included in inventories.


PROPERTY, PLANT AND EQUIPMENT

         We record property, plant and equipment at its acquisition cost. Additions to property, plant and equipment, including major replacements or betterments, are recorded at cost. We charge replacements and renewals of minor items of property that do not materially increase values or extend useful lives to maintenance expense. Depreciation expense is computed on the straight-line method using rates based upon expected useful lives of various classes of assets (ranging from 2% to 20% per annum).

         We evaluate impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and effective January 1, 2002, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying amount of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


CAPITALIZATION OF INTEREST


         We capitalize interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 5.11%, 6.46% and 7.45% for the years ended December 31, 2002, 2001 and 2000, respectively. During the years ended December 31, 2002, 2001 and 2000, the amount of interest capitalized was $4.3 million, $4.0 million and $4.6 million, respectively.


INTANGIBLE ASSETS

         Intangible assets at December 31, 2002, consist primarily of production contracts assumed in the acquisition of Jonah on September 30, 2001, and the acquisition of Val Verde on June 30, 2002, and the fractionation agreement with DEFS.

         In connection with the acquisitions of Jonah and Val Verde, we assumed contracts that dedicate future production from natural gas wells in the Green River Basin in Wyoming, and we assumed fixed-term contracts with customers that transport coal bed methane ("CBM") from the Fruitland Coal Formation of the San Juan Basin in New Mexico and Colorado, respectively (see Note 5. Acquisitions). The value assigned to intangible assets relates to contracts with customers that are for either a fixed term or which dedicate total future lease production. The value assigned to intangible assets is amortized on a unit of production basis, based upon the actual throughput of the system over the expected total throughput for the lives of the contracts. The amortization of the Jonah and Val Verde systems are expected to average approximately 16 years and 20 years, respectively. On a quarterly basis, we update production estimates of the natural gas wells and evaluate the remaining expected useful life of the contract

                              TEPPCO PARTNERS, L.P.

assets. At December 31, 2002, the unamortized balance of the Jonah and Val Verde production contracts were $205.2 million and $228.6 million, respectively.

         In connection with the purchase of the fractionation facilities in 1998, we entered into a fractionation agreement with DEFS. The fractionation agreement is being amortized over a period of 20 years, which is the term of the agreement with DEFS. At December 31, 2002, the unamortized balance of this agreement was $29.0 million (see Note 7. Related Party Transactions.)


GOODWILL

         Goodwill represents the excess of purchase price over fair value of net assets acquired and is presented on the consolidated balance sheets net of accumulated amortization. We account for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets which was issued by the Financial Accounting Standards Board ("FASB") in July 2001 (see Note 3. Goodwill and Other Intangible Assets). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives. Beginning January 1, 2002, effective with the adoption of SFAS 142, we no longer record amortization expense related to goodwill or amortization expense related to the excess investment on our equity investment (equity method goodwill).


INCOME TAXES

         We are a limited partnership. As such, we are not a taxable entity for federal and state income tax purposes and do not directly pay federal and state income tax. Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statements of income, is includable in the federal and state income tax returns of each unitholder. Accordingly, no recognition has been given to federal income taxes for our operations. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each unitholders' tax attributes in the Partnership.


CASH FLOWS

         For purposes of reporting cash flows, all liquid investments with maturities at date of purchase of 90-days or less are considered cash equivalents.


NET INCOME PER UNIT

         Basic net income per Unit is computed by dividing net income, after deduction of the General Partner's interest, by the weighted average number of Limited Partner and Class B Units outstanding (a total of 49.2 million Units,
39.3 million Units and 33.6 million Units for the years ended December 31, 2002, 2001 and 2000, respectively). The General Partner's percentage interest in net income is based on its percentage of cash distributions from Available Cash for each year (see Note 13. Quarterly Distributions of Available Cash). The General Partner was allocated $29.7 million (representing 25.18%) of net income for the year ended December 31, 2002, $23.5 million (representing 21.54%) of net income for the year ended December 31, 2001, and $13.9 million (representing 17.96%) of net income for the year ended December 31, 2000. The General Partner's percentage interest in our net income increases as cash distributions paid per Unit increases.

         Diluted net income per Unit is similar to the computation of basic net income per Unit above, except that the denominator was increased to include the dilutive effect of outstanding Unit options by application of the

                              TEPPCO PARTNERS, L.P.

treasury stock method. For the years ended December 31, 2002, 2001 and 2000, the denominator was increased by 32,053 Units, 41,864 Units and 20,926 Units, respectively.


UNIT OPTION PLAN

         We have not granted options for any periods presented. For options outstanding under the 1994 Long Term Incentive Plan (see Note 14. Unit-Based Compensation), we followed the intrinsic value method of accounting for recognizing stock-based compensation expense. Under this method, we record no compensation expense for unit options granted when the exercise price of the options granted is equal to, or greater than, the market price of our Limited Partner Units on the date of the grant.

         In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation
- Transition and Disclosure was issued. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002, and are included in Note 14. Unit-Based Compensation.

         The following table summarizes pro forma net income and net income per Unit for the years ended December 31, 2002, 2001 and 2000 assuming we had used the fair value method of accounting for our unit option plan (in thousands, except per Unit amounts):


                                                                                  YEARS ENDED DECEMBER 31,
                                                                      ------------------------------------------------
                                                                          2002              2001              2000
                                                                      ------------      ------------      ------------
Net income:
    Reported net income .........................................     $    117,862      $    109,131      $     77,376
    Deduct:  Total unit-based employee compensation expense
      determined under fair value based method for all awards ...               (6)             (118)             (201)
                                                                      ------------      ------------      ------------
        Pro forma net income ....................................     $    117,856      $    109,013      $     77,175
                                                                      ============      ============      ============

Pro forma net income allocation:
    Limited Partner Unitholders .................................     $     81,234      $     76,902      $     55,945
    Class B Unitholder ..........................................            6,943             8,633             7,366
    General Partner .............................................           29,679            23,478            13,864
                                                                      ------------      ------------      ------------
        Total pro forma net income allocated ....................     $    117,856      $    109,013      $     77,175
                                                                      ============      ============      ============

Basic and diluted net income per Limited
  Partner and Class B Unit:
    As reported .................................................     $       1.79      $       2.18      $       1.89
    Deduct:  Total unit-based employee compensation expense
      determined under fair value based method for all awards ...               --                --             (0.01)
                                                                      ------------      ------------      ------------
        Pro forma net income per Unit ...........................     $       1.79      $       2.18      $       1.88
                                                                      ============      ============      ============


         For purposes of determining compensation costs using the provisions of SFAS 123, the fair value of option grants was determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were as follows: average risk-free interest rate based on five- and 10-year Treasury bonds - 4.7%; Unit price volatility - 23%; dividend yield - 7.6%; and estimated option lives - six years.

                              TEPPCO PARTNERS, L.P.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation for the retirement of tangible long-lived assets. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in the estimated future cash flows underlying the obligation. We will adopt SFAS 143 effective January 1, 2003. Determination of any amounts to be recognized upon adoption is based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates.

         The Downstream Segment assets consist primarily of a pipeline system and a series of storage facilities that originate along the upper Texas Gulf Coast and extend through the Midwest and northeastern United States. We transport refined products, LPGs and petrochemicals through the pipeline system. These products are primarily received in the south end of the system and stored and/or transported to various points along the system per customer nominations. The Upstream Segment's operations include purchasing crude oil from producers at the wellhead and providing delivery, storage and other services to its customers. The properties in the Upstream Segment consist of interstate trunk pipelines, pump stations, trucking facilities, storage tanks and various gathering systems primarily in Texas and Oklahoma. The Midstream Segment gathers natural gas from producers and transports natural gas and NGLs on its pipeline systems, primarily in Texas, Wyoming, New Mexico and Colorado. The Midstream Segment also owns and operates two NGL fractionating facilities in Colorado.

         The fair value of the asset retirement obligations for our trunk and interstate pipelines and our surface facilities cannot be reasonably estimated, as future dismantlement and removal dates are indeterminate. We will record such asset retirement obligations in the period in which we determine the settlement dates of the retirement obligations. Other assets in which future operating lives may be determinable include our gathering assets in our Midstream and Upstream Segments. However, our rights-of-way agreements, in general, do not require us to remove pipe or otherwise perform restoration upon taking the pipelines permanently out of service. We are continuing to evaluate the effect of SFAS 143 on our Midstream and Upstream gathering assets, but we do not currently anticipate that the adoption of SFAS 143 will have a material impact on our financial position, results of operations or cash flows.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes SFAS No. 121, Accounting for Long-Lived Assets and For Long-Lived Assets to be Disposed Of, but retains its fundamental provisions for reorganizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale. We adopted SFAS 144 effective January 1, 2002. The adoption of SFAS 144 did not have a material effect on our financial position, results of operations or cash flows.

         In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 eliminates the requirement to classify gains and losses from the extinguishment of indebtedness as extraordinary, requires certain lease modifications to be treated the same as a sale-leaseback transaction, and makes other non-substantive technical corrections to existing pronouncements. SFAS 145 is effective for fiscal years beginning after May 15, 2002, with earlier adoption encouraged. We are required to adopt SFAS 145 effective January 1, 2003. We do not believe that the adoption of SFAS 145 will have a material effect on our financial position, results of operations or cash flows.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires recognition of a liability for a cost associated with an exit or disposal activity

                              TEPPCO PARTNERS, L.P.

when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not believe that the adoption of SFAS 146 will have a material effect on our financial position, results of operations or cash flows.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. The adoption of SFAS 148 did not affect our financial position, results of operations or cash flows.

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. We have adopted the disclosure requirements of FIN 45 (see Note 17. Commitments and Contingencies) and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. To date, we have not entered into or modified guarantees pursuant to the provisions of FIN 45.

         In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. We are required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, we are required to apply FIN 46 on July 1, 2003. We do not believe FIN 46 will have a significant impact on our financial position, results of operations or cash flows.


NOTE 3. GOODWILL AND OTHER INTANGIBLE ASSETS

         In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives.

         Beginning January 1, 2002, effective with the adoption of SFAS 142, we no longer record amortization expense related to goodwill or amortization expense related to the excess investment on our equity investment in Seaway Crude Pipeline Company (see Note 6. Equity Investments). The following table presents our results on a comparable basis, as if we had not recorded amortization expense of goodwill or amortization expense of our excess investment in Seaway Crude Pipeline Company for the years ended December 31, 2002, 2001 and 2000 (in thousands, except per Unit amounts):

                              TEPPCO PARTNERS, L.P.


                                                                       YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------------
                                                                2002             2001             2000
                                                            ------------     ------------     ------------
Net income:
    Reported net income ...............................     $    117,862     $    109,131     $     77,376
    Amortization of goodwill and excess investment ....               --            2,396              767
                                                            ------------     ------------     ------------
      Adjusted net income .............................     $    117,862     $    111,527     $     78,143
                                                            ============     ============     ============

Net income allocation:
    Limited Partner Unitholders .......................     $     81,238     $     78,676     $     56,647
    Class B Unitholder ................................            6,943            8,832            7,458
    General Partner ...................................           29,681           24,019           14,038
                                                            ------------     ------------     ------------
      Total net income allocated ......................     $    117,862     $    111,527     $     78,143
                                                            ============     ============     ============

Basic and diluted net income per Limited
  Partner and Class B Unit:
    As reported .......................................     $       1.79     $       2.18     $       1.89
    Amortization of goodwill and excess investment ....               --             0.05             0.02
                                                            ------------     ------------     ------------
      Adjusted net income per Unit ....................     $       1.79     $       2.23     $       1.91
                                                            ============     ============     ============

         Upon the adoption of SFAS 142, we were required to reassess the useful lives and residual values of all intangible assets acquired, and make necessary amortization period adjustments by the end of the first interim period after adoption. We completed this analysis during the year ended December 31, 2002, resulting in no change to the amortization period for our intangible assets. We will continue to reassess the useful lives and residual values of all intangible assets on an annual basis.

         In connection with the transitional goodwill impairment evaluation required by SFAS 142, we were required to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. We accomplished this by identifying our reporting units and determining the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. We then determined the fair value of each reporting unit and compared it to the carrying value of the reporting unit. We completed this analysis during the second quarter of 2002, resulting in no transitional impairment loss. We will continue to compare the fair value of each reporting unit to the carrying value on an annual basis to determine if an impairment loss has occurred.

         At December 31, 2002, we had $16.9 million of unamortized goodwill and $25.5 million of excess investment in our equity investment (equity method goodwill). We completed an impairment analysis of the excess investment in our equity investment during the year ended December 31, 2002, and we noted no indication of impairment. The excess investment is included in our equity investments account at December 31, 2002. The following table presents the carrying amount of goodwill and excess investment at December 31, 2002, by business segment (in thousands):


                                 DOWNSTREAM      MIDSTREAM       UPSTREAM        SEGMENTS
                                  SEGMENT         SEGMENT         SEGMENT          TOTAL
                                ------------    ------------    ------------    ------------
Goodwill......................   $       --      $    2,777      $   14,167      $   16,944
Equity method goodwill........           --              --          25,502          25,502

                              TEPPCO PARTNERS, L.P.

         The following table reflects the components of amortized intangible assets, excluding goodwill (in thousands):



                                                           DECEMBER 31, 2002               DECEMBER 31, 2001
                                                    -----------------------------------------------------------------
                                                    GROSS CARRYING     ACCUMULATED    GROSS CARRYING     ACCUMULATED
                                                        AMOUNT        AMORTIZATION        AMOUNT        AMORTIZATION
                                                    --------------   --------------   --------------   --------------
  Amortized intangible assets:
     Fractionation agreement..................        $   38,000      $   (9,025)      $   38,000       $   (7,125)
     Natural gas transportation contracts.....           462,449         (28,710)         222,800           (3,275)
     Other....................................             3,745          (1,085)           1,458             (371)
                                                    --------------   --------------   --------------   --------------
        Total.................................        $  504,194      $  (38,820)      $  262,258       $   (10,771)
                                                    ==============   ==============   ==============   ==============

         Excluding goodwill, amortization expense on intangible assets was $27.9 million, $5.5 million and $2.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         The following table sets forth the estimated amortization expense on intangible assets for the years ending December 31 (in thousands):

        2003...................................................       $    50,799
        2004...................................................            52,384
        2005...................................................            52,657
        2006...................................................            47,153
        2007...................................................            42,174


NOTE 4.  DERIVATIVE FINANCIAL INSTRUMENTS

         We have entered into an interest rate swap agreement to hedge our exposure to increases in the benchmark interest rate underlying our variable rate revolving credit facility. The term of the interest rate swap matches the maturity of the credit facility. We designated this swap agreement, which hedges exposure to variability in expected future cash flows attributed to changes in interest rates, as a cash flow hedge. The swap agreement is based on a notional amount of $250.0 million. Under the swap agreement, we pay a fixed rate of interest of 6.955% and receive a floating rate based on a three month U.S. Dollar LIBOR rate. Since this swap is designated as a cash flow hedge, the changes in fair value, to the extent the swap is effective, are recognized in other comprehensive income until the hedged interest costs are recognized in earnings. During the years ended December 31, 2002, and 2001, we recognized increases in interest expense of $12.9 million and $6.8 million, respectively, related to the difference between the fixed rate and the floating rate of interest on the interest rate swap. During the year ended December 31, 2002, we measured the hedge effectiveness of this interest rate swap and noted that no gain or loss from ineffectiveness was required to be recognized. The fair value of the interest rate swap agreement was a loss of approximately $20.1 million and $20.3 million at December 31, 2002, and 2001, respectively. We anticipate that approximately $13.5 million of the fair value will be transferred into earnings over the next twelve months.

         On October 4, 2001, our TE Products subsidiary entered into an interest rate swap agreement to hedge its exposure to changes in the fair value of its fixed rate 7.51% Senior Notes due 2028. We designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $210.0 million and matures in January 2028 to match the principal and maturity of the TE Products Senior Notes. Under the swap agreement, TE Products pays a floating rate based on a three month U.S. Dollar LIBOR rate, plus a spread, and receives a fixed rate of interest of 7.51%. During the years ended December 31, 2002, and 2001, we recognized reductions in interest expense of $8.6 million and $1.8 million, respectively, related to the difference between the fixed rate and the floating rate of interest on the interest rate swap. During the year ended December 31, 2002, we measured the hedge effectiveness of this interest rate swap and noted that no gain or loss from ineffectiveness was required to be

                              TEPPCO PARTNERS, L.P.

recognized. The fair value of this interest rate swap agreement was a gain of approximately $13.6 million at December 31, 2002, and a loss of approximately $14.6 million at December 31, 2001.

         On February 20, 2002, we entered into interest rate swap agreements to hedge our exposure to changes in the fair value of our fixed rate 7.625% Senior Notes due 2012. We designated these swap agreements as fair value hedges. The swap agreements had a combined notional amount of $500.0 million and matured in 2012 to match the principal and maturity of the Senior Notes. Under the swap agreements, we paid a floating rate based on a six month U.S. Dollar LIBOR rate, plus a spread, and received a fixed rate of interest of 7.625%. On July 16, 2002, we terminated these interest rate swap agreements. Upon termination, the fair value of the interest rate swap agreements was $25.8 million. From inception of the swap agreements on February 20, 2002, through the termination on July 16, 2002, $7.8 million had been recognized as a reduction to interest expense. The remaining gain of approximately $18.0 million has been deferred as an adjustment to the carrying value of the Senior Notes and is being amortized using the effective interest method as a reduction to future interest expense over the remaining term of the Senior Notes. In the event of early extinguishment of the Senior Notes, any remaining unamortized gain would be recognized in the consolidated statement of income at the time of extinguishment.

         Additionally, on July 16, 2002, we entered into new interest rate swap agreements to hedge our exposure to changes in the fair value of our $500.0 million principal amount of 7.625% fixed rate Senior Notes due 2012. We designated these swap agreements as fair value hedges. The swap agreements had a combined notional amount of $500.0 million and matured in 2012 to match the principal and maturity of the Senior Notes. Under these swap agreements, we paid a floating rate based on a six month U.S. Dollar LIBOR rate, plus a spread, which increased by approximately 50 basis points from the previous swap agreements, and received a fixed rate of interest of 7.625%. On December 12, 2002, we terminated these interest rate swap agreements. Upon termination, the fair value of the interest rate swap agreements was $33.5 million. From inception of the swap agreements on July 16, 2002, through the termination on December 12, 2002, $6.6 million had been recognized as a reduction to interest expense. The remaining gain of approximately $26.9 million has been deferred as an adjustment to the carrying value of the Senior Notes and is being amortized using the effective interest method as a reduction to future interest expense over the remaining term of the Senior Notes. In the event of early extinguishment of the Senior Notes, any remaining unamortized gain would be recognized in the consolidated statement of income at the time of extinguishment.


NOTE 5.  ACQUISITIONS

         On July 20, 2000, we completed an acquisition of ARCO Pipe Line Company ("ARCO"), a wholly owned subsidiary of Atlantic Richfield Company, for $322.6 million, which included $4.1 million of acquisition related costs other than the purchase price. The purchased assets included ARCO's 50% ownership interest in Seaway Crude Pipeline Company ("Seaway"), which owns a pipeline that carries mostly imported crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston areas. We assumed ARCO's role as operator of this pipeline. We also acquired: (i) ARCO's crude oil terminal facilities in Cushing and Midland, Texas, including the line transfer and pumpover business at each location; (ii) an undivided ownership interest in both the Rancho Pipeline, a crude oil pipeline from West Texas to Houston, and the Basin Pipeline, a crude oil pipeline running from Jal, New Mexico, through Midland to Cushing, both of which are operated by another joint owner; and (iii) the receipt and delivery pipelines known as the West Texas Trunk System, which is located around the Midland terminal. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of the acquisition are included in the consolidated financial statements from July 20, 2000.

         In October 2000, we received a settlement notice from Atlantic Richfield Company for payment of a net aggregate amount of approximately $12.9 million in post-closing adjustments related to the purchase of ARCO. A large portion of the requested adjustment related to an indemnity for payment of accrued income taxes. In August 2001, we reached a settlement with Atlantic Richfield Company of $11.0 million for the post-closing adjustments.

                              TEPPCO PARTNERS, L.P.

We recorded the settlement as an increase to the purchase price of ARCO. We paid the settlement amount to Atlantic Richfield Company on October 15, 2001.

         On December 31, 2000, we completed an acquisition of pipeline assets from DEFS for $91.7 million, which included $0.7 million of acquisition related costs. The purchase included two natural gas liquids pipelines in East Texas: the Panola Pipeline, a pipeline from Carthage, Texas, to Mont Belvieu, Texas, and the San Jacinto Pipeline, a pipeline from Carthage to Longview, Texas. We also assumed a lease of a condensate pipeline from Carthage to Marshall, Texas. All three pipelines originate at DEFS' East Texas Plant Complex in Panola County, Texas. We accounted for the acquisition of these assets under the purchase method of accounting.

         On September 30, 2001, our subsidiaries completed the purchase of Jonah from Alberta Energy Company for $359.8 million. The acquisition served as our entry into the natural gas gathering industry. We recognized goodwill on the purchase of approximately $2.8 million. We accounted for the acquisition under the purchase method of accounting. Accordingly, the results of the acquisition are included in the consolidated financial statements from September 30, 2001. We paid an additional $7.3 million on February 4, 2002, for final purchase adjustments related primarily to construction projects in progress at the time of closing. Under a contractual agreement, DEFS manages and operates Jonah on our behalf.

         The following table allocates the estimated fair value of Jonah assets acquired on September 30, 2001, and includes the additional purchase adjustment paid on February 4, 2002 (in thousands):


Property, plant and equipment ..............................      $    141,835
Intangible assets (primarily gas transportation contracts) .           222,800
Goodwill ...................................................             2,777
Other ......................................................               147
                                                                  ------------
    Total assets ...........................................           367,559
                                                                  ============

Total liabilities assumed ..................................              (489)
                                                                  ------------
    Net assets acquired ....................................      $    367,070
                                                                  ============

         The value assigned to intangible assets relates to contracts with customers that are for either a fixed term or which dedicate total future lease production. We are amortizing the value assigned to intangible assets on a unit of production basis, based upon the actual throughput of the system over the expected total throughput for the contracts (averaging approximately 16 years).

         On March 1, 2002, we completed the purchase of the Chaparral NGL system ("Chaparral") for $132.4 million from Diamond-Koch II, L.P. and Diamond-Koch III, L.P., including acquisition related costs of approximately $0.4 million. We funded the purchase by a drawdown of our $500.0 million revolving credit facility (see Note 10. Debt). Chaparral is an NGL pipeline system that extends from West Texas and New Mexico to Mont Belvieu. The pipeline delivers NGLs to fractionators and to our existing storage in Mont Belvieu. Under a contractual agreement, DEFS manages and operates these assets on our behalf. We accounted for the acquisition of these assets under the purchase method of accounting. We allocated the purchase price to property, plant and equipment. Accordingly, the results of the acquisition are included in the consolidated financial statements from March 1, 2002.

         On June 30, 2002, we completed the purchase of Val Verde for $444.2 million from Burlington Resources Gathering Inc., a subsidiary of Burlington Resources Inc., including acquisition related costs of approximately $1.2 million. We funded the purchase by drawing down $168.0 million under our $500.0 million revolving credit facility, $72.0 million under our 364-day revolving credit facility, and $200.0 million under a six-month term loan with SunTrust Bank (see Note 10. Debt). The remaining purchase price was funded through working capital sources of cash. The Val Verde system gathers CBM from the Fruitland Coal Formation of the San Juan Basin in

                              TEPPCO PARTNERS, L.P.

New Mexico and Colorado. The system is one of the largest CBM gathering and treating facilities in the United States. Under a contractual agreement, DEFS manages and operates Val Verde on our behalf. We accounted for the acquisition of these assets under the purchase method of accounting. Accordingly, the results of the acquisition are included in the consolidated financial statements from June 30, 2002.

         The following table allocates the estimated fair value of the Val Verde assets acquired on June 30, 2002 (in thousands):

Property, plant and equipment .................................      $     205,146
Intangible assets (primarily gas transportation contracts) ....            239,649
                                                                     -------------
  Total assets ................................................            444,795
                                                                     =============

Total liabilities assumed .....................................               (645)
                                                                     -------------
  Net assets acquired .........................................      $     444,150
                                                                     =============

         The value assigned to intangible assets relates to fixed-term contracts with customers. We are amortizing the value assigned to intangible assets on a unit of production basis, based upon the actual throughput of the system over the expected total throughput for the contracts (averaging approximately 20 years).

         The following table presents our unaudited pro forma results as though the acquisitions of Jonah and Val Verde occurred at the beginning of 2001 or 2002 (in thousands, except per Unit amounts). The unaudited pro forma results give effect to certain pro forma adjustments including depreciation and amortization expense adjustments of property, plant and equipment and intangible assets based upon the purchase price allocations, interest expense related to financing the acquisitions, amortization of debt issue costs and the removal of income tax effects in historical results of operations. The pro forma results do not include operating efficiencies or revenue growth from historical results.

                                                                                YEARS ENDED
                                                                                DECEMBER 31,
                                                                     ----------------------------------
                                                                         2002                  2001
                                                                     ------------          ------------
Revenues.......................................................      $  3,279,948          $  3,659,496
Operating income...............................................           181,717               179,600
Net income.....................................................           130,335               119,286
Basic and diluted net income per
    Limited Partner and Class B Unit...........................      $       1.70        $         2.00

         The summarized pro forma information has been prepared for comparative purposes only. It is not intended to be indicative of the actual operating results that would have occurred had the acquisitions been consummated at the beginning of 2001 or 2002, or the results which may be attained in the future.


NOTE 6.  EQUITY INVESTMENTS

         The acquisition of the ARCO assets in July 2000 included ARCO's 50% ownership interest in Seaway, which owns a pipeline that carries mostly imported crude oil from a marine terminal at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal at Texas City, Texas, to refineries in the Texas City and Houston areas. Seaway is a partnership between a subsidiary of TCTM, TEPPCO Seaway, L.P. ("TEPPCO Seaway"), and ConocoPhillips. TCTM purchased the 50% ownership interest in Seaway on July 20, 2000, and transferred the investment to TEPPCO Seaway. The Seaway Crude Pipeline Company Partnership Agreement provides for varying participation ratios throughout the life of the Seaway partnership. From July 20, 2000, through May 2002, TEPPCO Seaway received 80% of revenue and expense of Seaway. From June 2002 through May 2006, TEPPCO Seaway will receive 60% of revenue and expense of Seaway. Thereafter, the sharing ratio becomes 40% of revenue and

                              TEPPCO PARTNERS, L.P.

expense to TEPPCO Seaway. For the year ended December 31, 2002, our portion of equity earnings on a pro-rated basis averaged approximately 67%.

         In August 2000, TE Products entered into agreements with Panhandle Eastern Pipeline Company ("PEPL"), a subsidiary of CMS Energy Corporation, and Marathon Ashland Petroleum LLC ("Marathon") to form Centennial Pipeline LLC ("Centennial"). Centennial owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to Illinois. Through December 31, 2002, each participant owned a one-third interest in Centennial. During the years ended December 31, 2002 and 2001, we contributed approximately $10.9 million and $70.0 million, respectively, for our investment in Centennial. These amounts are included in the equity investment balance at December 31, 2002 and 2001.

         We use the equity method of accounting to report our investments in Seaway and Centennial. Summarized combined income statement data for Seaway and Centennial for the years ended December 31, 2002, and 2001, is presented below (in thousands):

                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                 -----------------------------
                                                    2002               2001
                                                 ----------         ----------
Revenues....................................     $   83,237         $   55,719
Net income..................................          5,389             26,218

         Summarized combined balance sheet data for Seaway and Centennial as of December 31, 2002, and 2001, is presented below (in thousands):

                                                         DECEMBER 31,
                                                 -----------------------------
                                                    2002               2001
                                                 ----------         ----------
Current assets..............................     $   32,528         $   57,368
Noncurrent assets...........................        551,324            528,835
Current liabilities.........................         28,681             31,308
Long-term debt..............................        140,000            128,000
Noncurrent liabilities......................         14,875                 --
Partners' capital...........................        400,296            426,895

         Our investment in Seaway at December 31, 2002, and 2001, includes an excess net investment amount of $25.5 million. Excess investment is the amount by which our investment balance exceeds our proportionate share of the net assets of the investment. Prior to January 1, 2002, and our adoption of SFAS 142, we were amortizing the excess investment in Seaway using the straight-line method over 20 years.


NOTE 7.  RELATED PARTY TRANSACTIONS

         We have no employees and are managed by the Company, a wholly owned subsidiary of DEFS. Duke Energy holds an approximate 70% interest in DEFS and ConocoPhillips holds the remaining 30%. According to the Partnership Agreements, the Company is entitled to reimbursement of all direct and indirect expenses related to our business activities (see Note 1. Partnership Organization).

         For the years ended December 31, 2002, 2001, and 2000, direct expenses incurred by the Company of $69.6 million, $68.2 million and $50.4 million, respectively, were charged to us by DEFS. Substantially all such costs were related to payroll and payroll related expenses. For the years ended December 31, 2002, 2001, and 2000, expenses for administrative services and overhead allocated to us by Duke Energy and its affiliates were $0.8 million, $0.6 million and $0.8 million, respectively.

                              TEPPCO PARTNERS, L.P.

         Effective with the purchase of the fractionation facilities on March 31, 1998, TEPPCO Colorado, LLC ("TEPPCO Colorado") and DEFS entered into a 20-year Fractionation Agreement, under which TEPPCO Colorado receives a variable fee for all fractionated volumes delivered to DEFS. Revenues recognized from the fractionation facilities totaled $7.4 million, $7.4 million and $7.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. TEPPCO Colorado and DEFS also entered into an Operation and Maintenance Agreement, whereby DEFS operates and maintains the fractionation facilities. For these services, TEPPCO Colorado pays DEFS a set volumetric rate for all fractionated volumes delivered to DEFS. Expenses related to the Operation and Maintenance Agreement totaled $0.9 million, $0.9 million and $0.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         Included with crude oil assets purchased from DEFS effective November 1, 1998, was the Wilcox NGL Pipeline located along the Texas Gulf Coast. The Wilcox NGL Pipeline transports NGLs for DEFS from two of their processing plants and is currently supported by a throughput agreement with DEFS through 2005. The fees paid to us by DEFS under the agreement totaled $1.2 million, $1.2 million and $1.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Panola Pipeline and San Jacinto Pipeline were purchased on December 31, 2000, from DEFS for $91.7 million. These pipelines originate at DEFS' East Texas Plant Complex in Panola County, Texas. For the years ended December 31, 2002 and 2001, revenues recognized included $12.0 million and $13.9 million, respectively, from a subsidiary of DEFS for NGL transportation fees on the Panola and San Jacinto Pipelines.

         On July 20, 2000, we, through TCTM, acquired a 50% ownership interest in Seaway. ConocoPhillips owns the remaining 50% interest in Seaway. TEPPCO Crude Pipeline, L.P. is the operator of this pipeline. During the years ended December 31, 2002, 2001 and 2000, we billed Seaway $7.1 million, $7.0 million and $2.9 million, respectively, for direct payroll and payroll related expenses for operating Seaway. Additionally, during the years ended December 31, 2002, 2001 and 2000, we billed Seaway $2.1 million, $2.1 million and $0.9 million, respectively, for indirect management fees for operating Seaway.

         Effective May 2001, we entered into an agreement with DEFS to commit sole utilization of our Providence terminal to DEFS. We operate the terminal and provide propane loading services to DEFS. During the years ended December 31, 2002 and 2001, revenues of $2.3 million and $1.5 million from DEFS, respectively, were recognized pursuant to this agreement.

         On September 30, 2001, we completed the acquisition of Jonah. The Jonah assets are managed and operated by employees of DEFS under a contractual agreement under which DEFS is reimbursed for its actual costs. During the years ended December 31, 2002, and 2001, we recognized $3.3 million and $0.6 million, respectively, of expense related to the management of the Jonah assets by DEFS.

         On March 1, 2002, we completed the acquisition of the Chaparral NGL system. The Chaparral assets are managed and operated by employees of DEFS under a contractual agreement under which DEFS is reimbursed for its actual costs. During the year ended December 31, 2002, we recognized $1.7 million of expenses related to the management of the Chaparral assets by DEFS.

         On June 30, 2002, we completed the acquisition of Val Verde. The Val Verde assets are managed and operated by employees of DEFS under a contractual agreement under which DEFS is reimbursed for its actual costs. During the year ended December 31, 2002, we recognized $1.2 million of expenses related to the management of the Val Verde assets by DEFS.

         In August 2000, TE Products entered into agreements with PEPL and Marathon to form Centennial (see Note 6. Equity Investments). At December 31, 2002, TE Products had a one-third ownership interest in Centennial. TE Products has entered into a management agreement with Centennial to operate Centennial's terminal at Creal Springs and pipeline connection in Beaumont, Texas. For the year ended December 31, 2002, we recognized management fees of $0.2 million from Centennial, and actual operating expenses billed to Centennial were $0.3

                              TEPPCO PARTNERS, L.P.

million. TE Products also has a joint tariff with Centennial to deliver products at TE Products' locations using Centennial's pipeline as part of the delivery route to connecting carriers. TE Products, as the delivering pipeline, invoices the shippers for the entire delivery rate, records only the net rate attributable to it as transportation revenues and records a liability for the amounts due to Centennial for its share of the tariff. At December 31, 2002, we have a payable balance of $1.0 million to Centennial for its share of the joint tariff deliveries. In addition, TE Products performs ongoing construction services for Centennial and bills Centennial for labor and other costs to perform the construction. At December 31, 2002, TE Products has a receivable of $1.9 million due from Centennial for reimbursement of construction services provided to Centennial.


NOTE 8.  INVENTORIES

         Inventories are valued at the lower of cost (based on weighted average cost method) or market. The major components of inventories were as follows (in thousands):


                                                                 DECEMBER 31,
                                                         -----------------------------
                                                             2002             2001
                                                         ------------     ------------

        Crude oil..................................      $         --     $     3,783
        Gasolines..................................             4,700           4,548
        Propane....................................                --           1,096
        Butanes....................................             1,991           1,431
        Transmix...................................             2,526             878
        Other products.............................             3,836           1,988
        Materials and supplies.....................             4,113           3,519
                                                         ------------     -----------
               Total...............................      $     17,166     $    17,243
                                                         ============     ===========

         The costs of inventories did not exceed market values at December 31, 2002 and 2001.


NOTE 9.  PROPERTY, PLANT AND EQUIPMENT

         Major categories of property, plant and equipment were as follows (in thousands):


                                                                                       DECEMBER 31,
                                                                              -----------------------------
                                                                                  2002             2001
                                                                              -------------    ------------

        Land and right of way.............................................    $     106,279    $     92,664
        Line pipe and fittings...................... .....................        1,090,848         822,332
        Storage tanks.....................................................          143,740         130,461
        Buildings and improvements........................................           20,408          15,131
        Machinery and equipment...........................................          463,049         252,393
        Construction work in progress.....................................          102,246         157,728
                                                                              -------------    ------------
               Total property, plant and equipment........................    $   1,926,570    $  1,470,709
               Less accumulated depreciation and amortization.............          338,746         290,248
                                                                              -------------    ------------
                 Net property, plant and equipment........................    $   1,587,824    $  1,180,461
                                                                              =============    ============

         Depreciation expense on property, plant and equipment was $56.0 million, $39.5 million and $33.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

                              TEPPCO PARTNERS, L.P.

NOTE 10. LONG TERM DEBT


SENIOR NOTES

         On January 27, 1998, TE Products completed the issuance of $180.0 million principal amount of 6.45% Senior Notes due 2008, and $210.0 million principal amount of 7.51% Senior Notes due 2028 (collectively the "TE Products Senior Notes"). The 6.45% TE Products Senior Notes were issued at a discount of $0.3 million and are being accreted to their face value over the term of the notes. The 6.45% TE Products Senior Notes due 2008 are not subject to redemption prior to January 15, 2008. The 7.51% TE Products Senior Notes due 2028, issued at par, may be redeemed at any time after January 15, 2008, at the option of TE Products, in whole or in part, at a premium.

         The TE Products Senior Notes do not have sinking fund requirements. Interest on the TE Products Senior Notes is payable semiannually in arrears on January 15 and July 15 of each year. The TE Products Senior Notes are unsecured obligations of TE Products and rank on a parity with all other unsecured and unsubordinated indebtedness of TE Products. The indenture governing the TE Products Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit our ability to incur additional indebtedness. As of December 31, 2002, TE Products was in compliance with the covenants of the TE Products Senior Notes.

         On February 20, 2002, we received $494.6 million in net proceeds, after underwriting discount, from the issuance of $500.0 million principal amount of 7.625% Senior Notes due 2012. The 7.625% Senior Notes were issued at a discount of $2.2 million and are being accreted to their face value over the term of the notes. We used the proceeds from the offering to reduce a portion of the outstanding balances of our credit facilities, including those issued in connection with the acquisition of Jonah. The Senior Notes may be redeemed at any time at our option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing our 7.625% Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit our ability to incur additional indebtedness. As of December 31, 2002, we were in compliance with the covenants of these Senior Notes.

         At December 31, 2002 and 2001, the estimated fair value of the Senior Notes was approximately $914.9 million and $362.0 million, respectively. Market prices for recent transactions and rates currently available to us for debt with similar terms and maturities were used to estimate fair value.

         We have entered into interest rate swap agreements to hedge our exposure to changes in the fair value on a portion of the Senior Notes discussed above. See Note 4. Derivative Financial Instruments.


OTHER LONG TERM DEBT AND CREDIT FACILITIES

         On July 14, 2000, we entered into a $75.0 million term loan and a $475.0 million revolving credit facility ("Three Year Facility"). On July 21, 2000, we borrowed $75.0 million under the term loan and $340.0 million under the Three Year Facility. The funds were used to finance the acquisition of the ARCO assets (see Note 5. Acquisitions) and to refinance existing bank credit facilities, other than the Senior Notes. The term loan was repaid from proceeds received from the issuance of additional Limited Partner Units on October 25, 2000. On April 6, 2001, the Three Year Facility was amended to provide for revolving borrowings of up to $500.0 million for a period of three years including the issuance of letters of credit of up to $20.0 million. The interest rate is based, at our option, on either the lender's base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. The credit agreement for the Three Year Facility contains restrictive financial covenants that require us to maintain a minimum level of partners' capital as well as maximum debt-to-EBITDA (earnings before interest expense, income

                              TEPPCO PARTNERS, L.P.

tax expense and depreciation and amortization expense) and minimum fixed charge coverage ratios. On February 20, 2002, we repaid $115.7 million of the then outstanding balance of the Three Year Facility with proceeds from the issuance of our 7.625% Senior Notes. On March 1, 2002, we borrowed $132.0 million under the Three Year Facility to finance the acquisition of the Chaparral NGL system. On March 22, 2002, we repaid a portion of the Three Year Facility with proceeds we received from the issuance of additional Limited Partner Units (see Note 11. Partners' Capital). To facilitate our financing of a portion of the purchase price of the Val Verde assets, on June 27, 2002, the Three Year Facility was amended to increase the maximum permitted debt-to-EBITDA ratio covenant to allow us to incur additional indebtedness. For the twelve month period ending June 30, 2002, the maximum permitted ratio was 5.5-to-1 on a pro forma basis. For the twelve month period ending September 30, 2002, the maximum permitted ratio was 5.0-to-1 on a pro forma basis. At December 31, 2002, the maximum permitted debt-to-EBITDA ratio under our revolving credit facility returned to its pre-amendment level of 4.5-to-1. We then drew down the existing capacity of the Three Year Facility and acquired the Val Verde assets. During the fourth quarter of 2002, we repaid $68.0 million of the outstanding balance of the Three Year Facility with proceeds from our November 2002 equity offering (see Note 11. Partners' Capital) and proceeds from the termination of our interest rate swaps (see Note 4. Derivative Financial Instruments). At December 31, 2002, $432.0 million was outstanding under the Three Year Facility at a weighted average interest rate of 2.5%. As of December 31, 2002, we were in compliance with the covenants contained in this credit agreement.

         We have entered into an interest rate swap agreement to hedge our exposure to increases in interest rates on the Three Year Facility discussed above. See Note 4. Derivative Financial Instruments.


SHORT TERM CREDIT FACILITIES

         On April 6, 2001, we entered into a 364-day, $200.0 million revolving credit agreement ("Short-term Revolver"). The interest rate is based, at our option, on either the lender's base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. The credit agreement contains restrictive financial covenants that require us to maintain a minimum level of partners' capital as well as maximum debt-to-EBITDA and minimum fixed charge coverage ratios. On March 28, 2002, the Short-term Revolver was extended for an additional period of 364 days, ending in March 2003. To facilitate our financing of a portion of the purchase price of the Val Verde assets, on June 27, 2002, the Short-term Revolver was amended to increase the maximum permitted debt-to-EBITDA ratio covenant to allow us to incur additional indebtedness. For the twelve month period ending June 30, 2002, the maximum permitted ratio was 5.5-to-1 on a pro forma basis. For the twelve month period ending September 30, 2002, the maximum permitted ratio was 5.0-to-1 on a pro forma basis. At December 31, 2002, the maximum permitted debt-to-EBITDA ratio under our revolving credit facility returned to its pre-amendment level of 4.5-to-1. We then drew down $72.0 million under the Short-term Revolver. In the fourth quarter of 2002, we repaid the existing amounts outstanding under the Short-term Revolver with proceeds we received from the issuance of Limited Partner Units in November and December 2002. At December 31, 2002, no amounts were outstanding under the Short-term Revolver. As of December 31, 2002, we were in compliance with the covenants contained in this credit agreement. In February 2003, we gave notice that we will not renew the Short-term Revolver. As a result, the facility will expire on March 27, 2003.

         On September 28, 2001, we entered into a $400.0 million credit facility with SunTrust Bank ("Bridge Facility") payable in June 2002. We borrowed $360.0 million under the Bridge Facility to acquire the Jonah assets (see Note 5. Acquisitions). During the fourth quarter of 2001, we repaid $160.0 million of the outstanding principal from proceeds received from the issuance of Limited Partner Units in November 2001. On February 5, 2002, we drew down an additional $15.0 million under the Bridge Facility. On February 20, 2002, we repaid the outstanding balance of the Bridge Facility of $215.0 million with proceeds from the issuance of the 7.625% Senior Notes and canceled the facility.

         On June 27, 2002, we entered into a $200.0 million six-month term loan with SunTrust Bank ("Six-Month Term Loan") payable in December 2002. We borrowed $200.0 million under the Six-Month Term Loan to acquire

                              TEPPCO PARTNERS, L.P.

the Val Verde assets (see Note 5. Acquisitions). The interest rate was based, at our option, on either the lender's base rate plus a spread, or LIBOR plus a spread in effect at the time of the borrowings. The credit agreement contained restrictive financial covenants that required us to maintain a minimum level of partners' capital as well as maximum debt-to-EBITDA and minimum fixed charge coverage ratios. On July 11, 2002, we repaid $90.0 million of the outstanding principal from proceeds primarily received from the issuance of Limited Partner Units in July 2002. On September 10, 2002, we repaid the remaining outstanding balance of $110.0 million with proceeds received from the issuance of Limited Partner Units in September 2002 (see Note 11. Partners' Capital), and canceled the facility.

         The following table summarizes the principal amounts outstanding under our credit facilities as of December 31, 2002 and 2001 (in thousands):

                                                                               DECEMBER 31,
                                                                  ------------------------------------
                                                                        2002                2001
                                                                  ----------------    ----------------
Short Term Credit Facilities:
    Short-term Revolver, due March 2003......................     $             --    $        160,000
    Bridge Facility, due June 2002...........................                   --             200,000
                                                                  ----------------    ----------------
       Total Short Term Credit Facilities....................     $             --    $        360,000
                                                                  ================    ================

Long Term Credit Facilities:
    Three Year Facility, due April 2004......................     $        432,000    $        340,658
    6.45% TE Products Senior Notes, due January 2008.........              179,845             179,814
    7.51% TE Products Senior Notes, due January 2028.........              210,000             210,000
    7.625% Senior Notes, due February 2012...................              497,995                  --
                                                                  ----------------    ----------------
       Total borrowings......................................            1,319,840             730,472

    Adjustment to carrying value associated with hedges of
       fair value............................................               57,852             (14,630)
                                                                  ----------------    ----------------
          Total Long Term Credit Facilities..................     $      1,377,692    $        715,842
                                                                  ================    ================


NOTE 11. PARTNERS' CAPITAL

         On February 6, 2001, we sold in an underwritten public offering 2.0 million Limited Partner Units at $25.50 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $48.7 million and were used to reduce borrowings under the Three Year Facility. On March 6, 2001, 250,000 Units were sold upon exercise of the underwriters' over-allotment option granted in connection with the offering on February 6, 2001. Proceeds from that sale totaled $6.1 million and were used for general purposes.

         On November 14, 2001, we sold in an underwritten public offering 5.5 million Limited Partner Units at $34.25 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $180.3 million and were used to repay $160.0 million under the Bridge Facility that was used to fund the Jonah acquisition. The remaining proceeds were used to finance contributions to Centennial and for other capital expenditures.

         On March 22, 2002, we sold in an underwritten public offering 1.92 million Limited Partner Units at $31.18 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $57.3 million and were used to repay $50.0 million of the outstanding balance on the Three Year Facility, with the remaining amount being used for general purposes.

         On July 11, 2002, we sold in an underwritten public offering 3.0 million Limited Partner Units at $30.15 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $86.6 million and were used to reduce borrowings under our Six-Month Term Loan. On August 14, 2002, 175,000 Units were sold

                              TEPPCO PARTNERS, L.P.

upon exercise of the underwriters' over-allotment option granted in connection with the offering on July 11, 2002. Proceeds from that sale totaled $5.1 million and were used for general purposes.

         On September 6, 2002, we sold in an underwritten public offering 3.8 million Limited Partner Units at $29.72 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $108.1 million and were used to reduce borrowings under our Six-Month Term Loan. On September 19, 2002, 570,000 Units were sold upon exercise of the underwriters' over-allotment option granted in connection with the offering on September 6, 2002. Proceeds from that sale totaled $16.2 million and were used to reduce borrowings under our Short-term Revolver.

         On November 7, 2002, we sold in an underwritten public offering 3.3 million Limited Partner Units at $26.83 per Unit. The proceeds from the offering, net of underwriting discount, totaled approximately $84.8 million and were used to reduce borrowings under our Short-term Revolver and Three Year Facility. On December 4, 2002, 495,000 Units were sold upon exercise of the underwriters' over-allotment option granted in connection with the offering on November 7, 2002. Proceeds from that sale totaled $12.7 million and were used to reduce borrowings under our Short-term Revolver and Three Year Facility.


NOTE 12. CONCENTRATIONS OF CREDIT RISK

         Our primary market areas are located in the Northeast, Midwest and Southwest regions of the United States. We have a concentration of trade receivable balances due from major integrated oil companies, independent oil companies and other pipelines and wholesalers. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. We thoroughly analyze our customers' historical and future credit positions prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions may utilize letters of credit, prepayments and guarantees.

         For the years ended December 31, 2002, 2001 and 2000, we had one customer from the Upstream Segment, Valero Energy Corp., which accounted for 16%, 14% and 12%, respectively, of our total consolidated revenues.

         The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable and accrued liabilities, other current liabilities and notes payable approximates their fair value due to their short-term nature.


NOTE 13. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

         We make quarterly cash distributions of all of our Available Cash, generally defined as consolidated cash receipts less consolidated cash disbursements and cash reserves established by the General Partner in its sole discretion. Pursuant to the Partnership Agreement, the Company receives incremental incentive cash distributions when cash distributions exceed certain target thresholds as follows:


                                                                                               GENERAL
                                                                              UNITHOLDERS      PARTNER
                                                                             -------------   -----------
Quarterly Cash Distribution per Unit:
   Up to Minimum Quarterly Distribution ($0.275 per Unit).................         98%              2%
   First Target - $0.276 per Unit up to $0.325 per Unit...................         85%             15%
   Second Target - $0.326 per Unit up to $0.45 per Unit...................         75%             25%
   Over Second Target - Cash distributions greater than $0.45 per Unit....         50%             50%

                              TEPPCO PARTNERS, L.P.

         The following table reflects the allocation of total distributions paid for the years ended December 31, 2002, 2001 and 2000 (in thousands, except per Unit amounts).

                                                                           YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                     2002           2001            2000
                                                                 -----------    -----------     -----------
Limited Partner Units........................................    $   104,932    $    73,961     $   59,943
General Partner Ownership Interest...........................          2,329          1,273            685
General Partner Incentive....................................         35,389         20,257         12,938
                                                                 -----------    -----------     ----------
    Total Partners' Capital Cash Distributions...............        142,650         95,491         73,566
Class B Units................................................          9,204          8,421          7,833
Minority Interest............................................             --            500            832
                                                                 -----------    -----------     ----------
    Total Cash Distributions Paid............................    $   151,854    $   104,412     $   82,231
                                                                 ===========    ===========     ==========
Total Cash Distributions Paid Per Unit.......................    $      2.35    $      2.15     $     2.00
                                                                 ===========    ===========     ==========

         On February 7, 2003, we paid a cash distribution of $0.60 per Limited Partner Unit and Class B Unit for the quarter ended December 31, 2002. The fourth quarter 2002 cash distribution totaled $46.5 million.

NOTE 14. UNIT-BASED COMPENSATION


1994 LONG TERM INCENTIVE PLAN

         During 1994, the Company adopted the Texas Eastern Products Pipeline Company 1994 Long Term Incentive Plan ("1994 LTIP"). The 1994 LTIP provides certain key employees with an incentive award whereby a participant is granted an option to purchase Limited Partner Units. These same employees are also granted a stipulated number of Performance Units, the cash value of which may be used to pay for the exercise of the respective Limited Partner Unit options awarded. Under the provisions of the 1994 LTIP, no more than one million options and two million Performance Units may be granted.

         When our calendar year earnings per unit (exclusive of certain special items) exceeds a stated threshold, each participant receives a credit to their respective Performance Unit account equal to the earnings per unit excess multiplied by the number of Performance Units awarded. The balance in the Performance Unit account may be used to offset the cost of exercising Limited Partner Unit options granted in connection with the Performance Units or may be withdrawn two years after the underlying options expire, usually 10 years from the date of grant. We accrue compensation expense for the Performance Units awarded annually based upon the terms of the plan discussed above.

         Under the agreement for such Limited Partner Unit options, the options become exercisable in equal installments over periods of one, two, and three years from the date of the grant. Options may also be exercised by normal means once vesting requirements are met. A summary of Performance Units and Limited Partner Unit options granted under the terms of the 1994 LTIP is presented below:

                                                     PERFORMANCE        EARNINGS        EXPIRATION
                                                        UNITS           THRESHOLD          YEAR
                                                    -------------    --------------    --------------
Performance Unit Grants:
  1994...........................................       80,000           $ 1.00            2006
  1995 ..........................................       70,000           $ 1.25            2007
  1997...........................................       11,100           $ 1.875           2009

                              TEPPCO PARTNERS, L.P.


                                                     OPTIONS           OPTIONS             EXERCISE
                                                   OUTSTANDING       EXERCISABLE             RANGE
                                                   ------------    ----------------    ------------------
Limited Partner Unit Options:
 Outstanding at December 31, 1999............           338,796              99,096      $13.81 - $25.69
    Forfeited................................           (28,000)             (4,000)     $25.25 - $25.69
    Became exercisable.......................                --              85,365      $21.66 - $25.69
    Exercised................................           (19,932)            (19,932)     $13.81 - $14.34
                                                   ------------    ----------------
 Outstanding at December 31, 2000............           290,864             160,529      $13.81 - $25.69
    Forfeited................................            (2,800)                 --               $25.25
    Became exercisable.......................                --              81,669      $25.25 - $25.69
    Exercised................................           (98,376)            (98,376)     $13.81 - $25.69
                                                   ------------    ----------------
 Outstanding at December 31, 2001............           189,688             143,822      $13.81 - $25.69
    Forfeited................................                --                  --               $25.25
    Became exercisable.......................                --              45,866               $25.25
    Exercised................................           (99,597)            (99,597)     $13.81 - $25.69
                                                   ------------    ----------------
 Outstanding at December 31, 2002............            90,091              90,091      $13.81 - $25.69
                                                   ============    ================

         We have not granted options for any periods presented. For options outstanding, we followed the intrinsic value method for recognizing stock-based compensation expense. The exercise price of all options awarded under the 1994 LTIP equaled the market price of our Limited Partner Units on the date of grant. Accordingly, we recognized no compensation expense at the date of grant. Had compensation expense been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, compensation expense related to option grants would have totaled $5,570, $118,820 and $202,634 during the years ended December 31, 2002, 2001 and 2000, respectively. The disclosures as required by SFAS 123 are not representative of the effects on pro forma net income for future years as options vest over several years and additional awards may be granted in subsequent years.

         For purposes of determining compensation costs using the provisions of SFAS 123, the fair value of option grants was determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were:


Risk-free interest rate................................           4.7%
Dividend yield.........................................           7.6%
Unit price volatility..................................            23%
Expected option lives..................................        6 years


1999 AND 2002 PHANTOM UNIT PLANS

         Effective September 1, 1999, the Company adopted the Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan ("1999 PURP"). Effective June 1, 2002 the Company adopted the Texas Eastern Products Pipeline Company, LLC 2002 Phantom Unit Retention Plan ("2002 PURP"). The 1999 PURP and the 2002 PURP provide key employees with incentive awards whereby a participant is granted phantom units. These phantom units are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at stated redemption dates. The fair market value of each phantom unit is equal to the closing price of a Limited Partnership Unit as reported on the New York Stock Exchange on the redemption date.

         Under the agreement for the phantom units, each participant will vest 10% of the number of phantom units initially granted under his or her award at the end of each of the first four years and will vest the final 60% at the end of the fifth year. Each participant is required to redeem their units as they vest. They are also entitled to quarterly cash distributions equal to the product of the number of phantom units outstanding for the participant and the

                              TEPPCO PARTNERS, L.P.

amount of the cash distribution that we paid per unit to Limited Partner Unitholders. A total of 58,800 phantom units have been granted under the 1999 PURP, of which 30,330 remain outstanding at December 31, 2002. A total of 71,400 phantom units have been granted under the 2002 PURP, of which all 71,400 remain outstanding at December 31, 2002. We accrue compensation expense annually based upon the terms of the 1999 PURP and 2002 PURP discussed above.


2000 LONG TERM INCENTIVE PLAN

         Effective January 1, 2000, the General Partner established the Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan ("2000 LTIP") to provide key employees incentives to achieve improvements in our financial performance. Generally, upon the close of a three-year performance period, if the participant is then still an employee of the General Partner, the participant will receive a cash payment in an amount equal to (1) the applicable performance percentage specified in the award multiplied by (2) the number of phantom Limited Partner Units granted under the award multiplied by (3) the average of the closing prices of a Limited Partner Unit over the ten consecutive trading days immediately preceding the last day of the performance period. Generally, a participant's performance percentage is based upon the improvement of our Economic Value Added during a three-year performance period over the Economic Value Added during the three-year period immediately preceding the performance period. The performance percentage may not exceed 150%. If a participant incurs a separation from service during the performance period due to death, disability or retirement (as such terms are defined in the 2000 LTIP), the participant will be entitled to receive a cash payment in an amount equal to the amount computed as described above multiplied by a fraction, the numerator of which is the number of days that have elapsed during the performance period prior to the participant's separation from service and the denominator of which is the number of days in the performance period. At December 31, 2002, phantom Limited Partner Units outstanding were 22,300, 24,013 and 18,425 for awards granted in 2002, 2001 and 2000, respectively.

         Economic Value Added means our average annual EBITDA for the performance period minus the product of our average asset base and our cost of capital for the performance period. For purposes of the 2000 LTIP for plan years 2000 through 2002, EBITDA means our earnings before net interest expense, depreciation and amortization and our proportional interest in EBITDA of our joint ventures as presented in our consolidated financial statements prepared in accordance with generally accepted accounting principles, except that in its discretion the Compensation Committee of the General Partner may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of our gross value of property, plant and equipment, plus products and crude oil linefill and the gross value of intangibles and equity investments. Our cost of capital is approved by the Committee at the date of award grant.

         In addition to the payment described above, during the performance period, the General Partner will pay to the Participant the amount of cash distributions that we would have paid to our Unitholders had the participant been the owner of the number of Limited Partner Units equal to the number of phantom Limited Partner Units granted to the participant under this award. The maximum potential payout under the 2000 LTIP is 150% of phantom units awarded. We accrue compensation expense annually based upon the terms of the 2000 LTIP discussed above.

                              TEPPCO PARTNERS, L.P.

NOTE 15. OPERATING LEASES

         We utilize leased assets in several areas of our operations. Total rental expense during the years ended December 31, 2002, 2001 and 2000 was $14.2 million, $10.8 million and $10.7 million, respectively. The following table sets forth our minimum rental payments under our various operating leases for the years ending December 31 (in thousands):


        2003......................................   $    9,479
        2004......................................        8,903
        2005......................................        8,102
        2006......................................        6,035
        2007......................................        1,820
        Thereafter................................        1,068
                                                     ----------
                                                     $   35,407
                                                     ==========


NOTE 16. EMPLOYEE BENEFITS


RETIREMENT PLANS

         Prior to the transfer of the General Partner interest from Duke Energy to DEFS on April 1, 2000, the Company's employees participated in the Duke Energy Retirement Cash Balance Plan ("Duke Energy RCBP"), which is a noncontributory, trustee-administered pension plan. In addition, certain executive officers participated in the Duke Energy Executive Cash Balance Plan ("Duke Energy ECBP"), which is a noncontributory, nonqualified, defined benefit retirement plan. The Duke Energy ECBP was established to restore benefit reductions caused by the maximum benefit limitations that apply to qualified plans. Effective January 1, 1999, the benefit formula for all eligible employees was a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit based upon pay credits and current interest credits. The pay credits are based on a participant's salary, age, and service. As part of the change in ownership, the Company is no longer responsible for the funding of the liabilities associated with these plans.

         Effective April 1, 2000, the Company adopted the TEPPCO Retirement Cash Balance Plan ("TEPPCO RCBP") and the TEPPCO Supplemental Benefit Plan ("TEPPCO SBP"). The benefits and provisions of these plans are substantially identical to the Duke Energy RCBP and the Duke Energy ECBP previously in effect prior to April 1, 2000.

         The components of net pension benefits costs for the TEPPCO RCBP and the TEPPCO SBP for the years ended December 31, 2002, 2001 and 2000, and for the Duke Energy RCBP and the Duke Energy ECBP for the year ended December 31, 2000 were as follows (in thousands):

                                                           2002          2001          2000
                                                        ----------    ----------    ----------
Service cost benefit earned during the year...........  $    2,925    $    2,419    $   2,054
Interest cost on projected benefit obligation.........         315           129          782
Expected return on plan assets........................        (390)         (166)        (663)
Amortization of prior service cost....................           7             8           --
Amortization of net transition liability..............          --            --            4
Recognized net actuarial loss ........................          12            --           --
                                                        ----------    ----------    ---------
    Net pension benefits costs........................  $    2,869    $    2,390    $   2,177
                                                        ==========    ==========    =========

                              TEPPCO PARTNERS, L.P.

OTHER POSTRETIREMENT BENEFITS

         Prior to April 1, 2000, the Company's employees were provided with certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis through Duke Energy ("Duke Energy OPB"). Employees became eligible for these benefits if they had met certain age and service requirements at retirement, as defined in the plans. As part of the change in ownership, the Company is no longer responsible for the funding of the liabilities associated with these plans. Effective January 1, 2001, the Company provided its own plan for health care benefits for retired employees ("TEPPCO OPB").

         The Company provides a fixed dollar contribution towards retired employee medical costs. The fixed dollar contribution does not increase from year to year. The retiree pays all health care cost increases due to medical inflation.

         The components of net postretirement benefits cost for the Duke Energy OPB for the year ended December 31, 2000, and for the TEPPCO OPB for the years ended December 31, 2002 and 2001, were as follows (in thousands):

                                                                            2002           2001         2000
                                                                        ----------      ---------    ---------
Service cost benefit earned during the year......................       $      115      $      99    $      39
Interest cost on accumulated postretirement benefit obligation...              119            113          134
Expected return on plan assets...................................               --             --          (85)
Amortization of prior service cost...............................              126            126          (96)
Amortization of net transition liability.........................               --             --           54
                                                                        ----------      ---------    ---------
     Net postretirement benefits costs...........................       $      360      $     338    $      46
                                                                        ==========      =========    =========

         The weighted average assumptions used in the actuarial computations for the retirement plans and other postretirement benefit plans for the years ended December 31, 2002 and 2001 are as follows:

                                                                                        OTHER POSTRETIREMENT
                                                            PENSION BENEFITS                  BENEFITS
                                                        -------------------------     ------------------------
                                                           2002           2001           2002           2001
                                                        ----------     ----------     ----------    ----------
Discount rate........................................       6.75%         7.25%          6.75%         7.25%
Increase in compensation levels......................       5.00%         5.06%            --            --
Expected long-term rate of return on plan assets.....       9.00%         9.00%            --            --

                              TEPPCO PARTNERS, L.P.

         The following table sets forth the Company's pension and other postretirement benefits changes in benefit obligation, fair value of plan assets and funded status as of December 31, 2002 and 2001 (in thousands):

                                                                                        OTHER POSTRETIREMENT
                                                             PENSION BENEFITS                 BENEFITS
                                                        -------------------------     ------------------------
                                                            2002           2001          2002           2001
                                                        -----------     ---------     ----------     ---------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year............   $     3,786     $   1,518     $    1,781     $      --
  Service cost.......................................         2,925         2,419            115            99
  Interest cost......................................           315           129            118           113
  Plan amendments....................................            --            62             --         1,508
  Actuarial (gain)/loss..............................           711          (136)             1            57
  Retiree contributions..............................            --            --             29             9
  Benefits paid......................................          (159)         (206)           (43)           (5)
                                                        -----------     ---------     ----------     ---------
  Benefit obligation at end of year..................   $     7,578     $   3,786     $    2,001     $   1,781
                                                        ===========     =========     ==========     =========

CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year.....   $     3,959     $      --     $       --     $      --
  Actual return on plan assets.......................           (99)          (37)            --            --
  Retiree contributions..............................            --            --             29             9
  Employer contributions.............................         3,119         4,202             14            (4)
  Benefits paid......................................          (159)         (206)           (43)           (5)
                                                        -----------     ---------     ----------     ---------
  Fair value of plan assets at end of year...........   $     6,820     $   3,959     $       --     $      --
                                                        ===========     =========     ==========     =========

RECONCILIATION OF FUNDED STATUS
  Funded status......................................   $      (758)    $     173     $   (2,001)    $  (1,781)
  Unrecognized prior service cost....................            47            54          1,255         1,381
  Unrecognized actuarial loss........................         1,255            68             58            57
                                                        -----------     ---------     ----------     ---------
  Net amount recognized..............................   $       544     $     295     $     (688)    $    (343)
                                                        ===========     =========     ==========     =========

-----------------------
(1)      The TEPPCO OPB became effective on January 1, 2001.


OTHER PLANS

         DEFS also sponsors an employee savings plan, which covers substantially all employees. Plan contributions on behalf of the Company of $2.8 million, $3.1 million and $2.2 million were expensed during the years ended December 31, 2002, 2001 and 2000, respectively.


NOTE 17. COMMITMENTS AND CONTINGENCIES

         In the fall of 1999 and on December 1, 2000, the General Partner and the Partnership were named as defendants in two separate lawsuits in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et. al. v. Texas Eastern Corporation, et. al. (including the General Partner and Partnership) and Gilbert Richards and Jean Richards v. Texas Eastern Corporation, et. al. (including the General Partner and Partnership). In both cases, the plaintiffs contend, among other things, that we and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil and water. They further contend that the release caused damages to the plaintiffs. In

                              TEPPCO PARTNERS, L.P.

their complaints, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief and loss of consortium. The plaintiffs are seeking compensatory, punitive and treble damages. We have filed an answer to both complaints, denying the allegations, as well as various other motions. These cases are not covered by insurance. Discovery is ongoing, and we are defending ourselves vigorously against the lawsuits. The plaintiffs have not stipulated the amount of damages that they are seeking in the suit. We cannot estimate the loss, if any, associated with these pending lawsuits.

         On December 21, 2001, TE Products was named as a defendant in a lawsuit in the 10th Judicial District, Natchitoches Parish, Louisiana, styled Rebecca L. Grisham et. al. v. TE Products Pipeline Company, Limited Partnership. In this case, the plaintiffs contend that our pipeline, which crosses the plaintiff's property, leaked toxic products onto the plaintiff's property. The plaintiffs further contend that this leak caused damages to the plaintiffs. We have filed an answer to the plaintiff's petition denying the allegations. The plaintiffs have not stipulated the amount of damages they are seeking in the suit. We are defending ourselves vigorously against the lawsuit. We cannot estimate the damages, if any, associated with this pending lawsuit; however, this case is covered by insurance.

         On April 19, 2002, we, through our subsidiary TEPPCO Crude Oil, L.P., filed a declaratory judgment action in the U.S. District Court for the Western District of Oklahoma against D.R.D. Environmental Services, Inc. ("D.R.D.") seeking resolution of billing and other contractual disputes regarding potential overcharges for environmental remediation services provided by D.R.D. On May 28, 2002, D.R.D. filed a counterclaim for alleged breach of contract in the amount of $2,243,525, and for unspecified damages for alleged tortious interference with D.R.D.'s contractual relations with DEFS. We have denied the counterclaims. Discovery is ongoing. If D.R.D. should be successful, management believes that a substantial portion of the $2,243,525 breach of contract claim will be covered under an indemnity from DEFS. We cannot predict the outcome of the litigation against us; however, we are defending ourselves vigorously against the counterclaim. We do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position, results of operations or cash flows.

         In addition to the litigation discussed above, we have been, in the ordinary course of business, a defendant in various lawsuits and a party to various other legal proceedings, some of which are covered in whole or in part by insurance. We believe that the outcome of these lawsuits and other proceedings will not individually or in the aggregate have a material adverse effect on our consolidated financial position, results of operations or cash flows.

         In February 2002, a producer on the Jonah system sent a letter to Alberta Energy Company implying that as a result of our acquisition of the Jonah system, it may have a right to acquire all or a portion of the assets comprising the Jonah system pursuant to an alleged right of first refusal in a gas gathering agreement between the producer and Jonah. Subsidiaries of Alberta Energy Company have agreed to indemnify us against losses resulting from any breach of representations concerning the absence of third party rights in connection with our acquisition of the entity that owns the Jonah system. We believe that we have adequate legal defenses if the producer should assert a claim, and we also believe that no right of first refusal on any of the underlying Jonah system assets has been triggered.

         Our operations are subject to federal, state and local laws and regulations governing the discharge of materials into the environment. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of injunctions delaying or prohibiting certain activities and the need to perform investigatory and remedial activities. Although we believe our operations are in material compliance with applicable environmental laws and regulations, risks of significant costs and liabilities are inherent in pipeline operations, and we cannot assure you that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us. We believe that changes in environmental laws and regulations will not have a material adverse effect on our financial position, results of operations or cash flows in the near term.

                              TEPPCO PARTNERS, L.P.

         In 1994, we entered into an Agreed Order with the Indiana Department of Environmental Management ("IDEM") that resulted in the implementation of a remediation program for groundwater contamination attributable to our operations at the Seymour, Indiana, terminal. In 1999, the IDEM approved a Feasibility Study, which includes our proposed remediation program. We expect the IDEM to issue a Record of Decision formally approving the remediation program. After the Record of Decision is issued, we will enter into a subsequent Agreed Order for the continued operation and maintenance of the remediation program. We have an accrued liability of $0.4 million at December 31, 2002, for future remediation costs at the Seymour terminal. We do not expect that the completion of the remediation program will have a future material adverse effect on our financial position, results of operations or cash flows.

         In 1994, the Louisiana Department of Environmental Quality ("LDEQ") issued a compliance order for environmental contamination at our Arcadia, Louisiana, facility. This contamination may be attributable to our operations, as well as adjacent petroleum terminals operated by other companies. In 1999, our Arcadia facility and adjacent terminals were directed by the Remediation Services Division of the LDEQ to pursue remediation of this containment phase. At December 31, 2002, we have an accrued liability of $0.2 million for remediation costs at our Arcadia facility. We do not expect that the completion of the remediation program that we have proposed will have a future material adverse effect on our financial position, results of operations or cash flows.

         At December 31, 2002, we have an accrued liability of $5.6 million and a receivable of $4.2 million from DEFS related to various TCTM sites requiring environmental remediation activities. The receivable is based on a contractual indemnity obligation we received in connection with our acquisition of assets from a DEFS affiliate in November 1998. The indemnity relates to future environmental remediation activities attributable to operations of these assets prior to our acquisition. Under this indemnity obligation, we are responsible for the first $3.0 million in specified environmental liabilities, and DEFS is responsible for those environmental liabilities in excess of $3.0 million, up to a maximum amount of $25.0 million. The majority of the receivable from DEFS relates to remediation activities at the Velma crude oil site in Stephens County, Oklahoma. The accrued liability balance at December 31, 2002, also includes an accrual of $2.3 million related to the Shelby crude oil site in Stephens County, Oklahoma. At December 31, 2002, it is uncertain if these costs related to Shelby are covered under the indemnity obligation from DEFS. We are currently in discussions with DEFS regarding these matters. We do not expect that the completion of remediation programs associated with TCTM activities will have a future material adverse effect on our financial position, results of operations or cash flows.

         Centennial entered into credit facilities totaling $150.0 million, and as of December 31, 2002, $150.0 million was outstanding under those credit facilities. The proceeds were used to fund construction and conversion costs of its pipeline system. Each of the participants in Centennial, including TE Products, originally guaranteed one-third of Centennial's debt up to a maximum amount of $50.0 million. During the third quarter of 2002, PEPL, one of the participants in Centennial, was downgraded by Moody's and Standard & Poors to below investment grade, which resulted in PEPL being in default under its portion of the Centennial guaranty. Effective September 27, 2002, TE Products and Marathon increased their guaranteed amounts to one-half of the debt of Centennial, up to a maximum amount of $75.0 million each, to avoid a default on the Centennial debt. As compensation to TE Products and Marathon for providing their additional guarantees, PEPL was required to pay interest at a rate of 4% per annum to each of TE Products and Marathon on the portion of the additional guaranty that each has provided for PEPL.

         In February 2000, we entered into a joint marketing and development alliance with Louis Dreyfus Plastics Corporation, now known as Louis Dreyfus Energy Services, L.P. ("Louis Dreyfus"), in which our Mont Belvieu LPGs storage and transportation shuttle system services were jointly marketed by Louis Dreyfus and TE Products. The purpose of the alliance was to expand services to the upper Texas Gulf Coast energy marketplace by increasing pipeline throughput and the mix of products handled through the existing system and establishing new receipt and delivery connections. The alliance was a service-oriented, fee-based venture with no commodity trading activity. TE Products operated the facilities for the alliance. Under the alliance, Louis Dreyfus invested $6.1 million for expansion projects at Mont Belvieu. The alliance also stipulated that if certain earnings thresholds were achieved, a

                              TEPPCO PARTNERS, L.P.

partnership between TE Products and Louis Dreyfus was to be created effective January 1, 2003. All terms and earnings thresholds have been met; therefore, we will be contributing our Mont Belvieu assets to the newly formed partnership. The economic terms of the partnership are the same as those under the joint development and marketing alliance. TE Products will continue to operate the facilities for the partnership. The net book value of the Mont Belvieu assets that we are contributing to the partnership is approximately $68.2 million. Our interest in the partnership will be accounted for as an equity investment.

         Rates of interstate refined petroleum products and crude oil pipeline companies, like us, are currently regulated by the FERC primarily through an index methodology, which allows a pipeline to change its rates based on the change from year to year in the Producer Price Index for finished goods ("PPI Index"). Effective as of February 24, 2003, FERC Order on Remand modified the PPI Index from PPI - 1% to PPI. In the alternative, interstate refined petroleum products and crude oil pipeline companies may elect to support rate filings by using a cost-of-service methodology, competitive market showings ("Market-Based Rates") or agreements between shippers and refined petroleum products and crude oil pipeline companies that the rate is acceptable ("Settlement Rates").

         On May 11, 1999, TE Products filed an application with the FERC requesting permission to charge Market-Based Rates for substantially all refined products transportation tariffs. On July 31, 2000, the FERC issued an order granting TE Products Market-Based Rates in certain markets and set for hearing TE Products' application for Market-Based Rates in certain destination markets and origin markets. After the matter was set for hearing, TE Products and the protesting shippers entered into a settlement agreement resolving their respective differences. On April 25, 2001, the FERC issued an order approving the offer of settlement. As a result of the settlement, TE Products recognized approximately $1.7 million of previously deferred transportation revenue in the second quarter of 2001. As a part of the settlement, TE Products withdrew the application for Market-Based Rates to the Little Rock, Arkansas, and Arcadia and Shreveport-Arcadia, Louisiana, destination markets, which are currently subject to the PPI Index. As a result, we made refunds of approximately $1.0 million in the third quarter of 2001 for those destination markets.

         Substantially all of the petroleum products that we transport and store are owned by our customers. At December 31, 2002, TCTM and TE Products had approximately 2.7 million barrels and 17.4 million barrels, respectively, of products in their custody that was owned by customers. We are obligated for the transportation, storage and delivery of such products on behalf of our customers. We maintain insurance adequate to cover product losses through circumstances beyond our control.


NOTE 18. SEGMENT DATA

         We have three reporting segments: transportation and storage of refined products, LPGs and petrochemicals, which operates as the Downstream Segment; gathering, transportation, marketing and storage of crude oil, and distribution of lubrication oils and specialty chemicals, which operates as the Upstream Segment; and gathering of natural gas, fractionation of NGLs and transportation of NGLs, which operates as the Midstream Segment. The amounts indicated below as "Partnership and Other" relate primarily to intercompany eliminations and assets that we hold that have not been allocated to any of our reporting segments.

         Effective January 1, 2002, we realigned our three business segments to reflect our entry into the natural gas gathering business and the expanded scope of NGLs operations. We transferred the fractionation of NGLs, which was previously reflected as part of the Downstream Segment, to the Midstream Segment. The operation of NGL pipelines, which was previously reflected as part of the Upstream Segment, was also transferred to the Midstream Segment. We have adjusted our period-to-period comparisons to conform with the current presentation.

         Our Downstream Segment includes the interstate transportation, storage and terminaling of petroleum products and LPGs and intrastate transportation of petrochemicals. Revenues are earned from transportation and

                              TEPPCO PARTNERS, L.P.

storage of refined products and LPGs, storage and short-haul shuttle transportation of LPGs at the Mont Belvieu complex, intrastate transportation of petrochemicals, sale of product inventory and other ancillary services. Our Downstream Segment's pipeline system extends from southeast Texas through the central and midwestern United States to the northeastern United States, and is one of the largest pipeline common carriers of refined petroleum products and LPGs in the United States. Our Downstream Segment also includes our equity investment in Centennial.

         Our Upstream Segment includes the gathering, transportation, marketing and storage of crude oil and distribution of lubrication oils and specialty chemicals, principally in Oklahoma, Texas and the Rocky Mountain region. Our Upstream Segment also includes the equity earnings from our investment in Seaway. Seaway is a large diameter pipeline that transports crude oil from the U.S. Gulf Coast to Cushing, Oklahoma, a central crude oil distribution point for the Central United States.

         Our Midstream Segment includes the fractionation of NGLs in Colorado; the ownership and operation of two trunkline NGL pipelines in South Texas and two NGL pipelines in East Texas; and the gathering of natural gas in the Green River Basin in southwestern Wyoming, through Jonah, which was acquired by our subsidiaries on September 30, 2001. This segment also includes Chaparral, which we acquired on March 1, 2002. Chaparral is an NGL pipeline system that extends from West Texas and New Mexico to Mont Belvieu. The pipeline delivers NGLs to fractionators and to our existing storage in Mont Belvieu. On June 30, 2002, we acquired the Val Verde system, which gathers CBM from the Fruitland Coal Formation of the San Juan Basin in New Mexico and Colorado, and is one of the largest CBM gathering and treating facilities in the United States. The results of operations of the Jonah, Chaparral, and Val Verde acquisitions are included in periods subsequent to September 30, 2001, March 1, 2002, and June 30, 2002, respectively (See Note 5. Acquisitions).

         The tables below include financial information by reporting segment for the years ended December 31, 2002, 2001 and 2000 (in thousands):.

                                                             YEAR ENDED DECEMBER 31, 2002
                                ---------------------------------------------------------------------------------------
                                DOWNSTREAM      UPSTREAM      MIDSTREAM      SEGMENTS     PARTNERSHIP
                                 SEGMENT        SEGMENT        SEGMENT        TOTAL        AND OTHER      CONSOLIDATED
                                ----------    -----------    ----------    -----------    -----------    --------------
Revenues......................  $  243,538    $ 2,861,700    $  138,922    $ 3,244,160    $    (1,997)   $    3,242,163
Operating expenses,
   including power............     130,324      2,824,106        33,451      2,987,881         (1,997)        2,985,884
Depreciation and
   amortization expense.......      30,116         11,186        44,730         86,032             --            86,032
                                ----------    -----------    ----------    -----------    -----------    --------------
   Operating income...........      83,098         26,408        60,741        170,247             --           170,247
Equity earnings...............      (6,815)        18,795            --         11,980             --            11,980
Other income, net.............         832          1,532           269          2,633           (806)            1,827
                                ----------    -----------    ----------    -----------    -----------    --------------
   Earnings before interest...  $   77,115    $    46,735    $   61,010    $   184,860    $      (806)   $      184,054
                                ==========    ===========    ==========    ===========    ===========    ==============

                              TEPPCO PARTNERS, L.P.

                                                             YEAR ENDED DECEMBER 31, 2001
                                  ------------------------------------------------------------------------------------------
                                  DOWNSTREAM       UPSTREAM      MIDSTREAM      SEGMENTS       PARTNERSHIP
                                    SEGMENT         SEGMENT       SEGMENT         TOTAL         AND OTHER       CONSOLIDATED
                                  -----------     -----------    ----------    -------------   ------------     ------------
Revenues .....................    $   264,233     $ 3,255,260    $   37,242     $  3,556,735   $       (322)    $  3,556,413
Operating expenses,
   including power ...........        119,858       3,227,705        11,482        3,359,045           (322)       3,358,723
Depreciation and
   amortization expense ......         26,699           9,263         9,937           45,099             --           45,899
                                  -----------     -----------    ----------     ------------   ------------     ------------
   Operating income ..........        117,676          18,292        15,823          151,791             --          151,791
Equity earnings ..............         (1,149)         18,547            --           17,398             --           17,398
Other income, net ............          1,537           1,188            74            2,799             --            2,799
                                  -----------     -----------    ----------     ------------   ------------     ------------
   Earnings before interest...    $   118,064     $    38,027    $   15,897     $    171,988   $         --     $    171,988
                                  ===========     ===========    ==========     ============   ============     ============

                                                             YEAR ENDED DECEMBER 31, 2000
                                  --------------------------------------------------------- --------------------------------
                                  DOWNSTREAM       UPSTREAM      MIDSTREAM      SEGMENTS       PARTNERSHIP
                                    SEGMENT         SEGMENT       SEGMENT         TOTAL         AND OTHER       CONSOLIDATED
                                  -----------     -----------    ----------     ------------   ------------     ------------
Revenues......................    $   229,234     $ 2,844,245    $   14,462     $  3,087,941   $         --     $  3,087,941
Operating expenses,
   including power............        118,065       2,823,304         2,423        2,943,792             --        2,943,792
Depreciation and
   amortization expense.......         25,728           6,282         3,153           35,163             --           35,163
                                  -----------     -----------    ----------     ------------   ------------     ------------
   Operating income...........         85,441          14,659         8,886          108,986             --          108,986
Equity earnings...............             --          12,214            --           12,214             --           12,214
Other income, net.............          1,651            (500)          237            1,388             --            1,388
                                  -----------     -----------    ----------     ------------   ------------     ------------
   Earnings before interest...    $    87,092     $    26,373    $    9,123     $    122,588   $         --     $    122,588
                                  ===========     ===========    ==========     ============   ============     ============

         The following table provides the total assets for each segment as of December 31, 2002, 2001 and 2000 (in thousands):

                                DOWNSTREAM     UPSTREAM     MIDSTREAM        SEGMENTS     PARTNERSHIP
                                 SEGMENT       SEGMENT       SEGMENT          TOTAL        AND OTHER      CONSOLIDATED
                               -----------   -----------   ------------    ------------   -----------    --------------
2002.......................    $  883,450    $            $  1,174,010     $  2,782,320   $  (11,678)    $  2,770.672

2001.......................       844,036                      541,195        2,080,165      (14,817)       2,065,348

2000.......................       714,233                      156,662        1,623,476         (666)       1,622,810

         The following table reconciles the segments total to consolidated net income (in thousands):

                                                                        YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                  2002            2001             2000
                                                              ------------    ------------     ------------
  Earnings before interest..................................  $    184,054    $    171,988     $    122,588
  Interest expense..........................................       (70,537)        (66,057)         (48,982)
  Interest capitalized......................................         4,345           4,000            4,559
  Minority interest.........................................            --            (800)            (789)
                                                              ------------    ------------     ------------
      Net income............................................  $    117,862    $    109,131     $     77,376
                                                              ============    ============     ============

                              TEPPCO PARTNERS, L.P.

NOTE 19. COMPREHENSIVE INCOME

         SFAS No. 130, Reporting Comprehensive Income requires certain items such as foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on certain investments to be reported in a financial statement. As of and for the years ended December 31, 2002 and 2001, the components of comprehensive income were due to the interest rate swap related to our variable rate revolving credit facility, which is designated as a cash flow hedge. Changes in the fair value of the cash flow hedge, to the extent the hedge is effective, are recognized in other comprehensive income until the hedge interest costs are recognized in earnings. The table below reconciles reported net income to total comprehensive income for the years ended December 31, 2002, 2001 and 2000 (in thousands).


                                                                              YEARS ENDED DECEMBER 31,
                                                                      --------------------------------------
                                                                          2002          2001         2000
                                                                      -----------   -----------   ----------
Net income.........................................................   $   117,862   $   109,131   $   77,376
Cumulative effect attributable to adoption of SFAS 133.............            --       (10,103)          --
Net income (loss) on cash flow hedge...............................           269       (10,221)          --
                                                                      -----------   -----------   ----------
    Total comprehensive income.....................................   $   118,131   $    88,807   $   77,376
                                                                      ===========   ===========   ==========

         The accumulated balance of other comprehensive loss related to cash flow hedges is as follows (in thousands):


        Balance at December 31, 2000.......................................        $            --
          Cumulative effect of accounting change...........................                (10,103)
           Net loss on cash flow hedge.....................................                (10,221)
        Balance at December 31, 2001.......................................        $       (20,324)
           Net income on cash flow hedge...................................                    269
                                                                                   ---------------
        Balance at December 31, 2002.......................................        $       (20,055)
                                                                                   ===============

NOTE 20. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

         In connection with our issuance of Senior Notes on February 20, 2002, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company, our significant operating subsidiaries, issued unconditional guarantees of our debt securities. Effective with the acquisition of the Val Verde assets on June 30, 2002, our subsidiary, Val Verde Gas Gathering Company, L.P. also became a significant operating subsidiary and issued unconditional guarantees of our debt securities. The guarantees are full, unconditional, and joint and several. TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. are collectively referred to as the "Guarantor Subsidiaries."

         The following supplemental condensed consolidating financial information reflects our separate accounts, the combined accounts of the Guarantor Subsidiaries, the combined accounts of our other non-guarantor subsidiaries, the combined consolidating adjustments and eliminations and our consolidated accounts for the dates and periods indicated. For purposes of the following consolidating information, our investments in our subsidiaries and the Guarantor Subsidiaries' investments in their subsidiaries are accounted for under the equity method of accounting.

                              TEPPCO PARTNERS, L.P.

                                                                                  DECEMBER 31, 2002
                                                      ---------------------------------------------------------------------------
                                                                                                                       TEPPCO
                                                         TEPPCO      GUARANTOR      NON-GUARANTOR   CONSOLIDATING   PARTNERS, L.P.
                                                     PARTNERS, L.P.  SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS     CONSOLIDATED
                                                     --------------  ------------   -------------   -------------   -------------
                                                                                        (IN THOUSANDS)
Assets
   Current assets ................................     $      241     $   92,798     $  286,379     $    (18,851)     $  360,567
   Property, plant and equipment - net ...........             --      1,128,803        459,021               --       1,587,824
   Equity investments ............................      1,011,935        846,991        211,229       (1,785,450)        284,705
   Intercompany notes receivable .................        986,852             --             --         (986,852)             --
   Intangible assets .............................             --        434,941         30,433               --         465,374
   Other assets ..................................          6,200         31,135         34,837               --          72,172
                                                       ----------     ----------     ----------     ------------      ----------
      Total assets ...............................     $2,005,228     $2,534,668     $1,021,899     $ (2,791,153)     $2,770,642
                                                       ==========     ==========     ==========     ============      ==========
Liabilities and partners' capital
   Current liabilities ...........................     $   30,715     $  123,169     $  272,538     $    (59,639)     $  366,783
   Long-term debt ................................        974,264        403,428             --               --       1,377,692
   Intercompany notes payable ....................             --        508,652        437,411         (946,063)             --
   Other long term liabilities and minority
      interest ...................................          6,523         24,230            209               --          30,962
   Redeemable Class B Units held by related
      party ......................................        103,363             --             --               --         103,363
   Total partners' capital .......................        890,363      1,475,189        311,741       (1,785,451)        891,842
                                                       ----------     ----------     ----------     ------------      ----------
      Total liabilities and partners' capital ....     $2,005,228     $2,534,668     $1,021,899     $ (2,791,153)     $2,770,642
                                                       ==========     ==========     ==========     ============      ==========



                                                                                  DECEMBER 31, 2002
                                                      ---------------------------------------------------------------------------
                                                                                                                       TEPPCO
                                                         TEPPCO       GUARANTOR     NON-GUARANTOR   CONSOLIDATING   PARTNERS, L.P.
                                                     PARTNERS, L.P.  SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS     CONSOLIDATED
                                                     --------------  ------------   -------------   -------------   -------------
                                                                                      (IN THOUSANDS)
Assets
   Current assets ................................   $     3,100     $    59,730     $   223,345     $    (2,695)     $   283,480
   Property, plant and equipment - net ...........            --         849,978         330,483              --        1,180,461
   Equity investments ............................       669,370         309,080         222,815        (909,041)         292,224
   Intercompany notes receivable .................       700,564          11,269           7,404        (719,237)              --
   Intangible assets .............................            --         219,525          31,962              --          251,487
   Other assets ..................................         3,853          24,923          33,424          (4,504)          57,696
                                                     -----------     -----------     -----------     -----------      -----------
      Total assets ...............................   $ 1,376,887     $ 1,474,505     $   849,433     $(1,635,477)     $ 2,065,348
                                                     ===========     ===========     ===========     ===========      ===========
Liabilities and partners' capital
   Current liabilities ...........................   $   367,094     $   361,547     $   310,476     $  (370,275)     $   668,842
   Long-term debt ................................       340,658         375,184              --              --          715,842
   Intercompany notes payable ....................            --          45,410         294,801        (340,211)              --
   Other long term liabilities and minority
      interest ...................................            --          22,994             231           8,628           31,853
   Redeemable Class B Units held by related
      party ......................................       105,630              --              --              --          105,630
   Total partners' capital .......................       563,505         669,370         243,925        (933,619)         543,181
                                                     -----------     -----------     -----------     -----------      -----------
      Total liabilities and partners' capital ....   $ 1,376,887     $ 1,474,505     $   849,433     $(1,635,477)     $ 2,065,348
                                                     ===========     ===========     ===========     ===========      ===========

                              TEPPCO PARTNERS, L.P.

                                                                     YEAR ENDED DECEMBER 31, 2002
                                            -------------------------------------------------------------------------------
                                                                                                                 TEPPCO
                                               TEPPCO         GUARANTOR      NON-GUARANTOR   CONSOLIDATING   PARTNERS, L.P.
                                            PARTNERS, L.P.   SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS     CONSOLIDATED
                                            --------------   ------------    -------------   -------------   -------------
                                                                             (IN THOUSANDS)
Operating revenues ....................     $        --      $   336,045      $ 2,908,115     $    (1,997)     $ 3,242,163
Costs and expenses ....................              --          216,552        2,857,361          (1,997)       3,071,916
                                            -----------      -----------      -----------     -----------      -----------
   Operating income ...................              --          119,493           50,754              --          170,247
                                            -----------      -----------      -----------     -----------      -----------
Interest expense - net ................         (51,947)         (40,651)         -26,347          52,753          (66,192)
Equity earnings .......................         117,862           59,428           18,795        (184,105)          11,980
Other income - net ....................          51,947              967            1,666         (52,753)           1,827
                                            -----------      -----------      -----------     -----------      -----------
   Net income .........................     $   117,862      $   139,237      $    44,868     $  (184,105)     $   117,862
                                            ===========      ===========      ===========     ===========      ===========


                                                                     YEAR ENDED DECEMBER 31, 2001
                                            -------------------------------------------------------------------------------
                                                                                                                 TEPPCO
                                               TEPPCO         GUARANTOR      NON-GUARANTOR   CONSOLIDATING   PARTNERS, L.P.
                                            PARTNERS, L.P.   SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS     CONSOLIDATED
                                            --------------   ------------    -------------   -------------   -------------
                                                                             (IN THOUSANDS)
Operating revenues ....................     $        --      $   273,379      $ 3,283,356      $      (322)     $ 3,556,413
Costs and expenses ....................              --          152,558        3,252,386             (322)       3,404,622
                                            -----------      -----------      -----------      -----------      -----------
   Operating income ...................              --          120,821           30,970               --          151,791
                                            -----------      -----------      -----------      -----------      -----------
Interest expense - net ................         (40,143)         (30,605)         (31,452)          40,143          (62,057)
Equity earnings .......................         109,131           18,178           18,547         (128,458)          17,398
Other income - net ....................          40,143            1,537            1,262          (40,143)           2,799
                                            -----------      -----------      -----------      -----------      -----------
   Income before minority interest ....         109,131          109,931           19,327         (128,458)         109,931
Minority interest .....................              --               --               --             (800)            (800)
                                            -----------      -----------      -----------      -----------      -----------
   Net income .........................     $   109,131      $   109,931      $    19,327      $  (129,258)     $   109,131
                                            ===========      ===========      ===========      ===========      ===========


                                                                     YEAR ENDED DECEMBER 31, 2000
                                            -------------------------------------------------------------------------------
                                                                                                                 TEPPCO
                                               TEPPCO         GUARANTOR      NON-GUARANTOR   CONSOLIDATING   PARTNERS, L.P.
                                            PARTNERS, L.P.   SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS     CONSOLIDATED
                                            --------------   ------------    -------------   -------------   -------------
                                                                             (IN THOUSANDS)
Operating revenues ....................      $        --      $   229,234      $ 2,858,707      $        --      $ 3,087,941
Costs and expenses ....................               --          143,793        2,835,162               --        2,978,955
                                             -----------      -----------      -----------      -----------      -----------
Operating income ......................               --           85,441           23,545               --          108,986
                                             -----------      -----------      -----------      -----------      -----------
Interest expense - net ................          (17,773)         (27,529)         (16,894)          17,773          (44,423)
Equity earnings .......................           77,376           18,602           12,214          (95,978)          12,214
Other income - net ....................           17,773            1,651             (263)         (17,773)           1,388
                                             -----------      -----------      -----------      -----------      -----------
Income before minority interest .......           77,376           78,165           18,602          (95,978)          78,165
Minority interest .....................               --               --               --             (789)            (789)
                                             -----------      -----------      -----------      -----------      -----------
Net income ............................      $    77,376      $    78,165      $    18,602      $   (96,767)     $    77,376
                                             ===========      ===========      ===========      ===========      ===========

                              TEPPCO PARTNERS, L.P.

                                                                            YEAR ENDED DECEMBER 31, 2002
                                                   -------------------------------------------------------------------------------
                                                                                                                        TEPPCO
                                                      TEPPCO         GUARANTOR      NON-GUARANTOR   CONSOLIDATING    PARTNERS, L.P.
                                                   PARTNERS, L.P.   SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS     CONSOLIDATED
                                                   --------------   ------------    -------------   -------------    -------------
                                                                                  (IN THOUSANDS)
Cash flows from operating activities
  Net income ..................................     $   117,862      $   139,237      $    44,869      $  (184,106)     $   117,862
   Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Depreciation and amortization ..........              --           66,175           19,857               --           86,032
      Earnings in equity investments,
        net of distributions .................          33,994           (2,496)          11,586          (24,683)          18,401
      Changes in assets and liabilities
        and other ............................        (269,102)          48,638           40,253          192,833           12,622
                                                   -----------      -----------      -----------      -----------      -----------
Net cash provided by operating activities ....        (117,246)         251,554          116,565          (15,956)         234,917
                                                   -----------      -----------      -----------      -----------      -----------
Cash flows from investing activities .........        (378,039)      (1,150,967)        (253,879)       1,058,170         (724,715)
Cash flows from financing activities .........         495,285          904,006          138,210       (1,042,214)         495,287
                                                   -----------      -----------      -----------      -----------      -----------
Net increase (decrease) in cash and
   cash equivalents ..........................              --            4,593              896               --            5,489
Cash and cash equivalents at  beginning
   of period .................................              --            3,654           21,825               --           25,479
                                                   -----------      -----------      -----------      -----------      -----------
Cash and cash equivalents at end
   of period .................................     $        --      $     8,247      $    22,721      $        --      $    30,968
                                                   ===========      ===========      ===========      ===========      ===========

                                                                             YEAR ENDED DECEMBER 31, 2001
                                                   -------------------------------------------------------------------------------
                                                                                                                        TEPPCO
                                                      TEPPCO         GUARANTOR      NON-GUARANTOR   CONSOLIDATING    PARTNERS, L.P.
                                                   PARTNERS, L.P.   SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS      CONSOLIDATED
                                                   --------------   ------------    -------------   -------------    -------------
                                                                                 (IN THOUSANDS)
Cash flows from operating activities
  Net income .................................     $   109,131      $   109,931      $    19,327      $  (129,258)     $   109,131
    Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Depreciation and amortization ..........              --           31,226           14,673               --           45,899
      Earnings in equity investments,
       net of distributions ..................          (5,219)          10,131           13,417           (3,952)          14,377
      Changes in assets and liabilities
       and other .............................           2,874           16,850          (20,783)             800             (259)
                                                   -----------      -----------      -----------      -----------      -----------
Net cash provided by operating activities ....         106,786          168,138           26,634         (132,410)         169,148
                                                   -----------      -----------      -----------      -----------      -----------
Cash flows from investing activities .........        (498,711)        (514,178)         (43,687)         498,711         (557,865)
Cash flows from financing activities .........         391,925          340,529           20,947         (366,301)         387,100
                                                   -----------      -----------      -----------      -----------      -----------
Net increase (decrease) in cash and
   cash equivalents ..........................              --           (5,511)           3,894               --           (1,617)
Cash and cash equivalents at beginning
   of period .................................              --            9,166           17,930               --           27,096
                                                   -----------      -----------      -----------      -----------      -----------
Cash and cash equivalents at end
   of period .................................     $        --      $     3,655      $    21,824      $        --      $    25,479
                                                   ===========      ===========      ===========      ===========      ===========

                              TEPPCO PARTNERS, L.P.

                                                                         YEAR ENDED DECEMBER 31, 2000
                                                   -------------------------------------------------------------------------------
                                                                                                                        TEPPCO
                                                      TEPPCO         GUARANTOR      NON-GUARANTOR   CONSOLIDATING    PARTNERS, L.P.
                                                   PARTNERS, L.P.   SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS      CONSOLIDATED
                                                   --------------   ------------    -------------   -------------    -------------
                                                                                 (IN THOUSANDS)
Cash flows from operating activities
  Net income .................................     $    77,376      $    78,165      $    18,602      ($   96,767)     $    77,376
    Adjustments to reconcile net
     income to net cash provided by
     operating activities:
      Depreciation and amortization ..........              --           25,728            9,435               --           35,163
      Earnings in equity investments,
       net of distributions ..................           4,025           (1,962)         (10,260)          (1,887)         (10,084)
      Changes in assets and liabilities
       and other .............................           7,242            1,046              845           (3,543)           5,590
                                                   -----------      -----------      -----------      -----------      -----------
Net cash provided by operating activities ....          88,643          102,977           18,622         (102,197)         108,045
                                                   -----------      -----------      -----------      -----------      -----------
Cash flows from investing activities .........        (535,048)         (67,225)        (434,113)         542,192         (494,194)
Cash flows from financing activities .........         446,405          (42,870)         417,112         (439,995)         380,652
                                                   -----------      -----------      -----------      -----------      -----------
Net increase (decrease) in cash and
    cash equivalents .........................              --           (7,118)           1,621               --           (5,497)
Cash and cash equivalents at beginning
    of period ................................              --           16,284           16,309               --           32,593
                                                   -----------      -----------      -----------      -----------      -----------
Cash and cash equivalents at end
    of period ................................     $        --      $     9,166      $    17,930      $        --      $    27,096
                                                   ===========      ===========      ===========      ===========      ===========


NOTE 21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (1)


                                                 FIRST          SECOND         THIRD         FOURTH
                                                QUARTER        QUARTER        QUARTER       QUARTER
                                              ----------     ----------     ----------     ----------
                                                         (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
2002 (2)
Operating revenues ......................     $  631,137     $  888,329     $  880,804     $  841,893
Operating income ........................         37,586         37,356         47,087         48,218
Net income ..............................         26,808         24,377         32,093         34,584

Basic and Diluted income per Limited ....     $     0.46     $     0.39     $     0.48     $     0.46
      Partner and Class B Unit (2)

2001 (3)
Operating revenues ......................     $  785,235     $1,073,682     $  990,816     $  706,680
Operating income ........................         36,465         53,247         27,352         34,727
Net income ..............................         25,735         43,038         19,092         21,266
Basic income per Limited ................     $     0.55     $     0.90     $     0.35     $     0.40
Partner and Class B Unit (3)
Diluted income per Limited ..............     $     0.55     $     0.89     $     0.35     $     0.40
      Partner and Class B Unit (3)


---------

   (1) Certain reclassifications have been made to the quarterly information to conform with the current presentation.

   (2) Per Unit calculation includes 2,000,000 Limited Partner Units issued in February 2001, 250,000 Limited Partner Units issued in March 2001, and 5,500,000 Limited Partner Units issued in November 2001.

                              TEPPCO PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     (3) Per Unit calculation includes 1,920,000 Limited Partner Units issued in March 2002, 3,175,000 Limited Partner Units issued in July and August 2002, 4,370,000 Limited Partner Units issued in September 2002, 3,300,000 Limited Partner Units issued in November 2002, 495,000<< Limited Partner Units issued in December 2002, and 99,597 Limited Partner Units issued through the exercise of Unit options in 2002.


NOTE 22. SUBSEQUENT EVENTS

         On January 30, 2003, we received $197.3 million in net proceeds, after underwriting discount, from the issuance of $200.0 million principal amount of 6.125% Senior Notes due 2013. The 6.125% Senior Notes were issued at a discount of $1.4 million and will be accreted to their face value over the term of the notes. We used $182.0 million of the proceeds from the offering to reduce the outstanding principal on the Three Year Facility to $250.0 million. The balance of the proceeds of $15.3 million was used for general purposes. The Senior Notes may be redeemed at any time at our option with the payment of accrued interest and a make-whole premium determined by discounting remaining interest and principal payments using a discount rate equal to the rate of the United States Treasury securities of comparable remaining maturity plus 35 basis points. The indenture governing our 6.125% Senior Notes contains covenants, including, but not limited to, covenants limiting the creation of liens securing indebtedness and sale and leaseback transactions. However, the indenture does not limit our ability to incur additional indebtedness. Our Guarantor Subsidiaries issued unconditional guarantees of these Senior Notes (see Note 20. Supplemental Condensed Consolidating Financial Information).

         In January 2003, TE Products entered into a pipeline capacity lease agreement with Centennial for a period of five years. On February 10, 2003, TE Products acquired an additional interest in Centennial from PEPL for $20.0 million, increasing its percentage ownership in Centennial to 50%. Upon closing of the acquisition, TE Products and Marathon each own a 50% ownership interest in Centennial. In connection with the acquisition of the additional interest in Centennial, the guaranty agreement between TE Products, Marathon and PEPL was terminated. TE Products' guaranty of up to a maximum of $75.0 million of Centennial's debt remains in effect.

        INDEPENDENT AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENT
                                    SCHEDULE

To the Partners of TEPPCO Partners, L.P.:

         Under date of January 22, 2003, except as to note 22 which is as of February 10, 2003, we reported on the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2002 and 2001, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This consolidated financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits.

         In our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                                        KPMG LLP

Houston, Texas
January 22, 2003

                                   SCHEDULE II
                              TEPPCO PARTNERS, L.P.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                                 (IN THOUSANDS)


                                                    BALANCE AT     ADDITIONS      CHARGED TO
                                                   BEGINNING OF    RELATED TO      COSTS AND     DEDUCTIONS AND     BALANCE AT
                                                    OF PERIOD     ACQUISITIONS      EXPENSES         OTHER        END OF PERIOD
                                                   ------------   -------------   ------------   --------------   -------------
ENVIRONMENTAL RESERVE:

Year Ended December 31, 2000....................   $   (5,089)    $      --       $    (497)      $   1,938        $   (3,648)

Year Ended December 31, 2001....................       (3,648)         (300)         (8,691)          6,205            (6,434)

Year Ended December 31, 2002....................       (6,434)           --          (5,785)          4,526            (7,693)


ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Year Ended December 31, 2000....................   $       --     $      --       $      --       $      --        $       --

Year Ended December 31, 2001....................           --            --          (4,422)             --            (4,422)

Year Ended December 31, 2002....................       (4,422)           --            (325)            139            (4,608)



                                      S-2